Exhibit 4.5

EXECUTION COPY

$75,000,000

CREDIT AGREEMENT

dated as of April 3, 2012,

among

HERCULES OFFSHORE, INC.,

as Borrower,

THE SUBSIDIARIES PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

DEUTSCHE BANK SECURITIES INC.,

as Sole Lead Arranger,

DEUTSCHE BANK SECURITIES INC., CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

GOLDMAN SACHS LENDING PARTNERS LLC and UBS SECURITIES LLC,

as Joint Bookmanagers,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent, Collateral Agent, and Issuing Bank,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Co-Documentation Agents

and

UBS SECURITIES LLC,

as Syndication Agent

i

SECTION 9.07	Non-Reliance on Agent and Other Lenders	130
SECTION 9.08	No Other Duties, etc.	130
SECTION 9.09	Collateral and Guaranty Matters	130

	ARTICLE X

	MISCELLANEOUS

SECTION 10.01	Notices	131
SECTION 10.02	Waivers; Amendment	134
SECTION 10.03	Expenses; Indemnity; Damage Waiver	137
SECTION 10.04	Successors and Assigns	140
SECTION 10.05	Survival of Agreement	143
SECTION 10.06	Counterparts; Integration; Effectiveness	144
SECTION 10.07	Severability	144
SECTION 10.08	Right of Setoff	144
SECTION 10.09	Governing Law; Jurisdiction; Consent to Service of Process	145
SECTION 10.10	Waiver of Jury Trial	146
SECTION 10.11	Headings	146
SECTION 10.12	Treatment of Certain Information; Confidentiality	146
SECTION 10.13	USA PATRIOT Act Notice	147
SECTION 10.14	Interest Rate Limitation	147
SECTION 10.15	[Reserved]	147
SECTION 10.16	Lender Action	147
SECTION 10.17	Obligations Absolute	147
SECTION 10.18	No Fiduciary Duty	148

SCHEDULES

Schedule 1	Commitment Schedule
Schedule 1.01(c)	Mortgaged Vessels
Schedule 1.01(e)	Subsidiary Guarantors
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.05(b)	Real Property
Schedule 3.05(c)	Vessels
Schedule 3.05(d)	Casualty Events
Schedule 3.18	Environmental Matters
Schedule 5.04	Vessel Insurance
Schedule 5.15	Post-Closing Collateral Matters

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	[Intentionally Deleted]

Exhibit H	Form of LC Request
Exhibit I	[Intentionally Deleted]
Exhibit J	Form of Revolving Note
Exhibit K	Form of Perfection Certificate
Exhibit L	Form of Security Agreement
Exhibit M	Form of Opinion of Company Counsel
Exhibit N-1	Form of U.S. Ship Mortgage
Exhibit N-2	Form of Liberia Ship Mortgage
Exhibit O	Form of Solvency Certificate
Exhibit P	Form of Intercompany Note
Exhibit Q	Form of Non-Bank Certificate
Exhibit R	Form of Mortgage Trust Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of April 3, 2012, among HERCULES OFFSHORE, INC., a Delaware corporation (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, DEUTSCHE BANK SECURITIES INC., as sole lead arranger (in such capacity, the “Arranger”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, and GOLDMAN SACHS LENDING PARTNERS LLC, as co-documentation agents (in such capacity, each a “Co-Documentation Agent” and collectively, the “Co-Documentation Agents”), UBS SECURITIES LLC, as syndication agent (in such capacity, “Syndication Agent”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent and instructing beneficiary under the Mortgage Trust Agreement (as hereinafter defined) (in such capacities, “Collateral Agent”) for the Secured Parties including the Issuing Bank.

WITNESSETH:

WHEREAS, Borrower has requested the Lenders to extend credit in the form of Loans at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $75,000,000, available to be drawn beginning on the Closing Date.

WHEREAS, Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $25,000,000, to support obligations of Borrower and its Subsidiaries.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Bank is willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2009 Indenture” shall mean that certain Indenture dated October 20, 2009 among Borrower, the Subsidiary Guarantors party thereto, and U.S. Bank National Association, as trustee and collateral agent (in such capacity, “2009 Senior Note Trustee”) pursuant to which the 2009 Senior Notes were issued.

“2009 Senior Notes” shall mean Borrower’s 10.5% Senior Notes in the original principal amount of $300,000,000 issued under the 2009 Indenture and outstanding as of the Closing Date.

“2012 Senior Secured Indenture” shall mean that certain Indenture dated the Closing Date among Borrower, the Subsidiary Guarantors, and U.S. Bank National Association, as trustee and collateral agent (in such capacity, “2012 Senior Secured Note Trustee”) pursuant to which the 2012 Senior Secured Notes are to be issued on the Closing Date.

“2012 Senior Secured Notes” shall mean Borrower’s senior secured notes in the original principal amount of $300,000,000 issued on the Closing Date pursuant to the 2012 Senior Secured Indenture.

“2012 Senior Unsecured Indenture” shall mean that certain Indenture dated the Closing Date among Borrower, the Subsidiary Guarantors, and U.S. Bank National Association, as trustee (in such capacity, “2012 Senior Unsecured Note Trustee”) pursuant to which the 2012 Senior Unsecured Notes are to be issued on the Closing Date.

“2012 Senior Unsecured Notes” shall mean Borrower’s senior unsecured notes in the original principal amount of $200,000,000 to be issued on the Closing Date pursuant to the 2012 Senior Unsecured Indenture.

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acceptable Flag Jurisdiction” shall mean each of the United States of America, the Republic of Liberia, the Marshall Islands, Vanuatu, the Bahamas, Panama and any other jurisdiction reasonably acceptable to the Administrative Agent.

“Acquired Indebtedness” means (1) with respect to any person that becomes a Subsidiary after the Closing Date, Indebtedness of such person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such person’s business to acquire assets used or useful in its business) existing at the time such person becomes a Subsidiary that was not incurred in connection with, or in contemplation of, such person becoming a Subsidiary and (2) with respect to Borrower or any Subsidiary, any Indebtedness of a person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such person’s business to acquire assets used or useful in its business), other than Borrower or a Subsidiary, existing at the time such person is merged with or into Borrower or a Subsidiary, or Indebtedness expressly assumed by Borrower or any Subsidiary in connection with the acquisition of an asset or assets from another person, which Indebtedness was not, in any case, incurred by such other person in connection with, or in contemplation of, such merger or acquisition.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” of any person means any other person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent person. For purposes of this definition, “control” of a person shall mean the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

“Applicable Fee” shall mean, for any day, with respect to any Commitment, 0.75%.

“Applicable Margin” shall mean, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, (i) from the Closing Date to the date on which Administrative Agent receives a Compliance Certificate pursuant to Section 5.01(c) for the fiscal quarter ending June 30, 2012 , the applicable rate per annum set forth in Pricing Level 4 in the grid below, and (ii) thereafter, the applicable rate per annum set forth in the grid below determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 5.01(c):

Pricing Level	Total Leverage Ratio	Applicable Margin
		Eurodollar Loans	ABR Loans
1	Less than 4.00 to 1	4.00%	3.00%
2	Equal to or greater than 4.00 to 1 but less than 4.50 to 1	4.50%	3.50%
3	Equal to or greater than 4.50 to 1 but less than 5.00 to 1	5.00%	4.00%
4	Equal to or greater than 5.00 to 1	5.50%	4.50%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.06(f).

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Loans and Commitments represented by such Lender’s Loans and Commitments.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Acquisition” means

(1) an Investment by Borrower or any Subsidiary in any other person if, as a result of such Investment, such person shall become a Subsidiary, or shall be merged with or into Borrower or any Subsidiary, or

(2) the acquisition by Borrower or any Subsidiary of all or substantially all of the assets of any other person (other than a Subsidiary) or any division or line of business of any such other person (other than in the ordinary course of business).

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by Borrower or any Subsidiary to any person other than Borrower or any Subsidiary (including by means of a Sale and Leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of Borrower or any of its Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the definition of “Change of Control” and Section 6.05;

(3)(a) any Restricted Payment that does not violate Section 6.04; including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Restricted Payment and (b) the consummation of any Permitted Investment, including, without limitation, unwinding any Hedging Obligations, and including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Permitted Investment;

(4) the creation of or realization on any Lien permitted hereunder and any disposition of assets resulting from the enforcement or foreclosure of any such Lien;

(5) the sale, lease (including any charter of a vessel, whether bareboat or otherwise) or other disposition of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business, including in connection with any compromise, settlement or collection of accounts receivable, and transfers of damaged, worn-out or obsolete equipment or assets that, in Borrower’s reasonable judgment, are no longer used or useful in the business of Borrower or its Subsidiaries;

(6) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other Intellectual Property, and licenses, leases or subleases of other assets, of Borrower or any Subsidiary to the extent not materially interfering with the business of Borrower and the Subsidiaries;

(7) the trade or exchange by Borrower or any Subsidiary of any asset for any other asset or assets; provided that the Fair Market Value of the asset or assets received by Borrower or such Subsidiary in such trade or exchange (including any cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of Borrower or of such Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by Borrower or such Subsidiary pursuant to such trade or exchange; and, provided, further, that if any cash or Cash Equivalents are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Cash Equivalents shall be deemed proceeds of an “Asset Sale,” subject to clause (12) below;

(8) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(9) sales or transfers of Equity Interests of Unrestricted Subsidiaries;

(10) transfers of property subject to casualty or condemnation proceedings;

(11) voluntary termination of Hedging Obligations; and

(12) any single transfer or series of related transfers that, involves assets having a Fair Market Value of less than $5.0 million.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b) or the definition of Eligible Assignee), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.18(c)(ii).

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Maturity Date and (ii) the date of termination of the Commitments.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any person, (1) in the case of any corporation, the board of directors of such person, (2) in the case of any partnership, the Board of Directors of the general partner of such person and (3) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP. Notwithstanding the foregoing, any lease that would have been classified as an operating lease pursuant to U.S. generally accepted accounting principles as in effect on the Closing Date shall be deemed not to be a Capitalized Lease.

“Capitalized Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent or Issuing Bank (as applicable) and the Lenders, as collateral for LC Exposure, cash or deposit account balances or, if Issuing Bank benefitting from such collateral shall agree in its discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) Issuing Bank (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a) marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 365 days of the date of acquisition thereof;

(b) demand and time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $300.0 million and a rating of “BBB” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) maturing within 365 days of the date of acquisition thereof;

(c) commercial paper issued by any person incorporated in the United States rated, at the time of acquisition thereof, at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or having an equivalent rating by a nationally recognized rating agency if both S&P and Moody’s cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition thereof;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) above or clause (e) below entered into with any bank meeting the qualifications specified in clause (b) above;

(e) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated, at the time of acquisition thereof, at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition thereof;

(f) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (a) through (e) above;

(g) demand deposit accounts maintained in the ordinary course of business; and

(h) in the case of any Foreign Subsidiary or any Subsidiary of Borrower having its principal place of business outside the United States of America, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business that are similar to the items specified in clauses (a) through (g) above.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

A “Change in Control” shall be deemed to have occurred if:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties or assets of Borrower and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50.0% or more of the voting power of the total outstanding Voting Stock of Borrower;

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of Borrower was recommended by a vote of a majority of the directors of Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously recommended) cease for any reason to constitute a majority of the Board of Directors of Borrower; and

(d) the adoption by the stockholders of Borrower of a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of Borrower otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of Borrower to holders of Equity Interests of Borrower.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Classification Society” shall mean one of the members of the International Association of Classification Societies.

“Closing Date” shall mean the date upon which each of the conditions precedent set forth in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Vessels and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrower or any of its Subsidiaries.

“Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Loans hereunder up to the amount set forth on Schedule 1, in an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Commitments on the Closing Date is $75,000,000.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Compliance Period” shall mean any period during which (A) any Loans are then or will be (after giving effect to any simultaneous drawing) outstanding or (B) the aggregate LC Exposure (to the extent not Cash Collateralized) at such time exceeds $10,000,000.

“Confidential Information Memorandum” shall mean that certain Lender Diligence Presentation dated as of February 24, 2012.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Subsidiary that is not a Subsidiary Guarantor only if a corresponding amount would be permitted at the date of determination to be distributed to Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders,

(a) Consolidated Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense, and

(d) Consolidated Interest Expense,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (excluding any non-cash items to the extent they represent the reversal of an accrual of a reserve for a potential cash item that reduced Consolidated Cash Flow in any prior period), and excluding

(4) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any Subsidiary upon (i) any Asset Sale by Borrower or any Subsidiary, and (ii) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), recorded or realized by Borrower or any Subsidiary during such period.

For purposes of this definition of “Consolidated Cash Flow,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the Test Period ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Test Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis (including the pro forma effect of (x) any expense or cost reductions that have occurred or, in the reasonable judgment of Borrower, are reasonably expected to occur and (y) the expected income, based on current market rates, from any Vessel Acquisition (regardless of whether these operating improvements, cost savings or expected income could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto)) for the period of such calculation to:

(1) the incurrence of any Indebtedness by or the issuance of any Preferred Stock of Borrower or any Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, retirement, extinguishment or redemption of other Indebtedness or other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Test Period or at any time subsequent to the last day of the Test Period and on or prior to the Transaction Date, as if such incurrence, repayment, repurchase, retirement, extinguishment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Test Period; and

(2) any Asset Sale, Vessel Acquisition or Asset Acquisition (including, without limitation, any Vessel Acquisition or Asset Acquisition giving rise to the need to make such calculation as a result of Borrower or any Subsidiary (including any person who becomes a Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow attributable to such Vessel Acquisition or Asset Acquisition occurring during the Test Period or at any time subsequent to the last day of the Test Period and on or prior to the Transaction Date), as if such Asset Sale, Vessel Acquisition or Asset

Acquisition (including the incurrence of, or assumption or liability for, any such Acquired Indebtedness) occurred on the first day of the Test Period (and without regard to clause (2) of the definition of Consolidated Net Income).

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued during the Test Period at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Test Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to have accrued during the Test Period at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,

(1) imputed interest on Capitalized Lease Obligations,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) the net costs associated with Hedging Obligations related to interest rates,

(4) the interest portion of any deferred payment obligations,

(5) all other non-cash interest expense,

(6) capitalized interest,

(7) all dividend payments on any series of Disqualified Equity Interests of Borrower or any of its Subsidiaries or any Preferred Stock of any Subsidiary (other than dividends on Equity Interests payable solely in Qualified Equity Interests to Borrower or a Subsidiary),

(8) all interest payable with respect to discontinued operations, and

(9) all interest on any Indebtedness described in clause (7) or (8) of the definition of Indebtedness;

provided that (a) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from Consolidated Interest Expense and (b) non-cash interest expense attributable to the equity component of convertible debt, including under ASC Topic 470, shall be excluded from Consolidated Interest Expense.

Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capitalized Lease Obligation due to a change in accounting principles after the Closing Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Income” for any period means the net income (or loss) of Borrower and the Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any person (other than a Subsidiary) in which any person other than Borrower and the Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) has an ownership interest, except to the extent that cash in an amount up to Borrower’s share of any such income has actually been received from such person by Borrower or any of its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) during such period; provided, however, that there shall be included in Consolidated Net Income for such period any dividends or other distributions paid in cash to Borrower or any of its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) by such person in such period with respect to any portion of the net income of such person allocable to Borrower or any of its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) excluded from Consolidated Net Income in a previous fiscal period pursuant to the preceding provisions of this clause (1);

(2) except to the extent includible in the consolidated net income (or loss) of Borrower pursuant to the foregoing clause (1), the net income (or loss) of any person that accrued prior to the date that (a) such person becomes a Subsidiary (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) or is merged into or consolidated with Borrower or any Subsidiary (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) or (b) the assets of such person are acquired by Borrower or any Subsidiary (excluding, for the avoidance of doubt, Unrestricted Subsidiaries);

(3) the net income of any Subsidiary that is not a Subsidiary Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that Borrower’s equity in a net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to Borrower by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(6) unrealized gains and losses with respect to Hedging Obligations;

(7) the cumulative effect of any change in accounting principles or polices since December 31, 2011;

(8) gains or losses attributable to discontinued operations;

(9) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any Subsidiary (excluding, for the avoidance of doubt, Unrestricted Subsidiaries) upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of Borrower or any Subsidiary or (b) any Asset Sale by Borrower or any Subsidiary (excluding, for the avoidance of doubt, Unrestricted Subsidiaries);

(10) extraordinary gains and losses and the related tax effect;

(11) non-cash interest expense attributable to the equity component of convertible debt, including under ASC Topic 470; and

(12) all other non-cash items (other than Consolidated Amortization Expense, Consolidated Depreciation Expense or any non-cash charge that results in an accrual of a reserve for cash charges in any future period).

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to Section 6.04(3)(d) or decreased the amount of Investments outstanding pursuant to clause (20) of the definition of “Permitted Investment” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Tangible Assets” means, with respect to any person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such person and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries), less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and its Subsidiaries (excluding, for the avoidance of doubt, Unrestricted Subsidiaries), for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the increase, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Coverage Ratio Exception” shall have the meaning assigned to such term in the introductory clause of Section 6.01.

“Debt Issuance” shall mean the incurrence by Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender, as reasonably determined by the Administrative Agent, that (a) has failed to (i) fund any portion of its Loans or participations in Letters of Credit required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business Days of the date when due, (b) has notified the Administrative Agent, any Issuing Bank, any Lender and/or Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or Borrower, to confirm that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to Borrower, each Issuing Bank and each Lender.

“Designation” has the meaning given to such term in Section 6.20.

“Designation Amount” has the meaning given to such term in Section 6.20.

“Discovery Offshore” means Discovery Offshore S.A., a Luxembourg company, and its successors and assigns.

“Disqualified Equity Interests” of any person means any class of Equity Interests of such person that, by its terms, or by the terms of any related agreement or of any security into or for which it is convertible, puttable or exchangeable (in each case, at the option of the holder thereof), is, or upon the happening of any event or the passage of time would be, required to be redeemed by such person, at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, in any case on or prior to the date which is 91 days after the Maturity Date; provided, however, that any class of Equity Interests of such person that, by its terms, authorizes such person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible into or puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require Borrower to repurchase or redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the Maturity Date shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under Section 8.01(m) and Section 6.06, respectively, and such Equity Interests specifically provide that Borrower will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to Borrower’s repayment in full of the Obligations pursuant to the provisions described under Section 8.01(m) and Section 6.06, respectively.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” shall mean (i) any Lender, (ii) an Affiliate of any Lender approved by the Administrative Agent, (iii) an Approved Fund approved by the Administrative Agent and (iv) any other person approved by the Administrative Agent, the Issuing Bank and Borrower (such approvals not to be unreasonably withheld or delayed); provided that (x) no approval of Borrower shall be required during the continuance of a Default or Event of Default, (y) “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries or any natural person and (z) for any assignment for which Borrower’s consent is required, such consent shall be deemed to have been given if Borrower has not responded within five (5) Business Days of a request for such consent.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.19.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any written claim, notice, demand or order, action, suit, proceeding or other written communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all Requirements of Law pertaining in any way to public health or the Environment, in effect in any and all jurisdictions in which Borrower or any Subsidiary is conducting or at any time has conducted business, or where any property of Borrower or any

Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, CERCLA, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Requirements of Law. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any property of Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” of any person shall mean (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” under Section 430 of the Code or Section 303 of ERISA), whether or not waived; (c) the failure to make by its due date a required payment under Section 430 of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f)

the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan which could reasonably be expected to result in liability to any Company and (l) no Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA).

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Events of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means net cash proceeds or property or assets received by Borrower as capital contributions to equity (other than through the issuance of Disqualified Equity Interests) of Borrower after the Closing Date from the issuance or sale (other than to a Subsidiary or an employee stock ownership plan or trust established by Borrower or any Subsidiary for the benefit of their employees to the extent funded by Borrower or any Subsidiary) of Equity Interests (other than Disqualified Equity Interests) of Borrower to the extent designated as an Excluded Contribution.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), net profits or net worth, franchise and similar Taxes, and branch profits Taxes, in each case, (i) imposed by the United States or as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by Borrower under Section

2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f) and (d) any United States federal withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.22.

“Existing Credit Facility” shall mean that certain Credit Agreement dated as of July 11, 2007 among Borrower, the Subsidiary Guarantors, the lenders party thereto, UBS AG, Stamford Branch, as issuing bank, as administrative agent and as collateral agent, and the other persons from time to time parties thereto in the capacities therein specified, as amended.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by management of Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such provisions that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Vessel (including a Mortgaged Vessel) from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such transfer:

(i) On each Flag Jurisdiction Transfer Date with respect to a Mortgaged Vessel, the Loan Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded (or made arrangements satisfactory to the

Administrative Agent for the recording thereof) in the appropriate vessel registry a Ship Mortgage, substantially in the form of Exhibit N-1 or N-2, as applicable (or such other form as shall be reasonably satisfactory to the Administrative Agent), with respect to the Mortgaged Vessel being transferred (the “Transferred Vessel”) and the Ship Mortgage shall be effective to create in favor of the Mortgage Trustee for the benefit of the Secured Parties a legal, valid and enforceable first priority security interest, in and lien upon such Transferred Vessel, subject only to Permitted Liens. All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected (or arrangements satisfactory to the Administrative Agent for the effectiveness thereof shall have been made) and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent;

(ii) On each Flag Jurisdiction Transfer Date (or such later date as is acceptable to the Administrative Agent) with respect to a Mortgaged Vessel, the Administrative Agent shall have received from (A) counsel to the Loan Party consummating the Flag Jurisdiction Transfer reasonably satisfactory to the Administrative Agent, an opinion addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover such matters incident thereto as the Administrative Agent may reasonably request and (B) local counsel to the Loan Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Transferred Vessel is registered and/or the Loan Party owning such Transferred Vessel is organized, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Ship Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request;

(iii) On each Flag Jurisdiction Transfer Date (or such later date as is acceptable to the Administrative Agent) with respect to a Mortgaged Vessel, the Administrative Agent shall have received: (x) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Vessel transferred on such date by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Transferred Vessel transferred on such date, indicating no record liens other than Liens in favor of the Mortgage Trustee and Permitted Liens;

(iv) On or prior to each Flag Jurisdiction Transfer Date with respect to a Mortgaged Vessel, a certificate, dated as of a recent date, signed by the President, any Vice President, the Treasurer or an authorized manager, member or general partner of the Loan Party commencing such Flag Jurisdiction Transfer, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect, (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer and (C) any other matters the Administrative Agent may reasonably request;

provided further that if the Fair Market Value of the Transferred Vessel or Transferred Vessels exceeds $25.0 million, the Agents shall have received an Officer’s Certificate certifying that such proposed Flag Jurisdiction Transfer complies with the conditions of this definition (with such detailed back-up data and calculations as the Agent may reasonably request).

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Lender” shall mean any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. At any time after the Closing Date, if permitted by the SEC, Borrower may elect to apply International Financial Reporting Standards (“IFRS”) in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided that calculation or determination that requires the application of GAAP for periods that include fiscal quarters ended prior to Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent and the Lenders.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Subsidiary Guarantors.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.19(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.19(c).

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a person existing at the time such person became a Subsidiary shall be deemed to have been incurred by such Subsidiary at the time it becomes a Subsidiary and (2) none of the accrual of interest, the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof);

(2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) all obligations of such person to pay the deferred and unpaid purchase price of property or services, except deferred compensation, trade payables, advances on contracts and accrued expenses incurred by such person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such person;

(6) all Capitalized Lease Obligations of such person;

(7) all Indebtedness of others secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person;

(8) all Indebtedness of others guaranteed by such person to the extent of such guarantee; provided that Indebtedness of Borrower or its Subsidiaries that is guaranteed by Borrower or Borrower’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of Borrower and its Subsidiaries on a consolidated basis;

(9) to the extent not otherwise included in this definition, net Hedging Obligations of such person;

(10) all obligations of such person under conditional sale or other title retention agreements relating to assets purchased by such person; and

(11) all Contingent Obligations of such person in respect of Indebtedness of others of the kinds referred to in clauses (1) through (10) above.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such person for any such Contingent Obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date of determination and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on the applicable date on which an amount of Indebtedness outstanding shall be required to be determined pursuant hereto. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Closing Date be deemed to be an incurrence of Indebtedness for purposes hereof.

“Indemnified Person” shall mean the Mortgage Trustee and any other person constituting an “Indemnified Person” as defined in the Mortgage Trust Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Independent Director” means a director of Borrower who

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in Borrower or any of its Affiliates (other than as a result of holding securities of Borrower); and

(3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from Borrower or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of Borrower or any Affiliate and reimbursement of out-of-pocket expenses for attendance at Borrower’s or Affiliate’s board and board committee meetings.

“Information” shall have the meaning assigned to such term in Section 10.12.

“Inland Barge Assets” shall mean, collectively, the business conducted by the fleet of six conventional and eleven posted barge rigs owned by THE Offshore Drilling Company that operate inland in marshes, rivers, lakes and shallow bay or coastal waterways along the U.S. Gulf Coast.

“Inland Barge Joint Venture” shall mean any one or more persons that, collectively, acquire (whether by purchase, merger, capital contribution or otherwise), or are formed solely for the purpose of acquiring, all or substantially all of the Inland Barge Assets, provided that Borrower, directly or indirectly, owns (on a pro forma basis after giving effect to such acquisition) a portion of the Equity Interest of each such person.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of a Mortgaged Vessel with respect to the applicable Mortgaged Vessels pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies and all requirements of the issuer of any of the Insurance Policies.

“Instructing Beneficiary” shall mean Collateral Agent in its capacity as “Instructing Beneficiary” under the Mortgage Trust Agreement.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit P, or such other form as is acceptable to Administrative Agent.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated October 20, 2009 among Borrower, Subsidiary Guarantors, UBS AG, Stamford Branch, as administrative agent under the Existing Credit Facility, as Controlling Agent and as Bank Controlling Agent, and the 2009 Senior Note Trustee, as Notes Collateral Agent for the 2009 Senior Notes, as supplemented on the Closing Date to reflect the resignation of UBS AG, Stamford Branch, as Controlling Agent and Bank Agent, the joinder of Administrative Agent as Controlling Agent and as Bank Controlling Agent, and the joinder of the 2012 Senior Secured Note Trustee as Notes Collateral Agent for the 2012 Senior Secured Notes, as further supplemented, amended or restated from time to time.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Loan, the Maturity Date or such earlier date on which the Commitments are terminated.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or nine or twelve months if agreed to by all affected Lenders) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” of any person means:

(1) all direct or indirect investments by such person in any other person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other person, and any guarantee of Indebtedness of any other person;

(2) all purchases (or other acquisitions for consideration) by such person of Indebtedness, Equity Interests or other securities of any other person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments on a balance sheet of such person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of an Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 6.20. If Borrower or any Subsidiary sells or otherwise disposes of any Equity Interests of any Subsidiary, or any Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such person is no longer a Subsidiary, Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of Borrower shall be deemed not to be Investments.

“Issuing Bank” shall mean, as the context may require, (a) Deutsche Bank Trust Company Americas, in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18. The amount of the LC Commitment shall initially be $25,000,000, but in no event exceed the Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.

“Lenders” shall mean (a) the financial institutions party hereto on the Closing Date and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption or Increase Joinder, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five days prior to the Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar

Borrowing to be outstanding during such Interest Period. Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination). “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR1 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement; provided, however, that for the avoidance of doubt, the interest of a person as owner or lessor under charters or leases of property shall not constitute “Liens” on or in respect of such property.

“Lift Boats” shall mean the self-propelled, self-elevating vessels of Borrower and its Subsidiaries, together with related equipment and spare parts.

“Loan” shall mean a loan made by the Lenders to Borrower pursuant to Section 2.01 (and shall include any loans contemplated by Section 2.19). Each Loan shall either be an ABR Loan or a Eurodollar Loan.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes (if any), the Security Documents, the Mortgage Trust Agreement and, solely for purposes of clause (e) of Section 8.01, the Agency Fee Letter, dated February 20, 2012, among Borrower, Deutsche Bank Securities Inc. and the Administrative Agent.

“Loan Parties” shall mean Borrower and the Subsidiary Guarantors.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or financial condition of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform their obligations under the Loan Documents; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document (other than any event described in the proviso in clause (k) or (l) of Section 8.01); or (d) a material adverse effect on the Collateral (taken as a whole) or the Liens in favor of the Collateral Agent or Mortgage Trustee, as applicable (for its benefit and for the benefit of the other Secured Parties) on the Collateral (taken as a whole) or the priority of such Liens.

“Maturity Date” shall mean the date which is five years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Mortgage Trust Agreement” shall mean the Mortgage Trust Agreement substantially in the form of Exhibit R, by and among Collateral Agent, Mortgage Trustee and Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Trustee” shall mean the Wilmington Trust Company and any of its successors or assigns, not in its individual capacity, but solely in its capacity as Mortgage Trustee under the Mortgage Trust Agreement.

“Mortgaged Vessels” shall mean, collectively, the Vessels of Borrower and its Subsidiaries that are subject to a Lien in favor of the Mortgage Trustee pursuant to one or more Security Documents, including, as of the Closing Date, the Vessels listed on Schedule 1.01(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Available Proceeds” means, with respect to any Asset Sale, Debt Issuance, Preferred Stock Issuance or Casualty Event, the proceeds thereof in the form of cash or Cash Equivalents received by Borrower or any of its Subsidiaries from such event, net of

(1) brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such event;

(2) provisions for taxes payable as a result of such event (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any person (other than Borrower or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or Casualty Event or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by Borrower or any Subsidiary, as the case may be, as a reserve required in accordance with GAAP or amounts placed by Borrower or any Subsidiary in escrow against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by Borrower or any Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves or such amounts held in escrow shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary or joint venture:

(1) as to which neither Borrower nor any Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary or joint venture) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Obligations, the 2012 Senior Secured Notes or any Indebtedness permitted by Section 6.01(b)) of Borrower or any Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Non-Significant Subsidiary” shall mean a Subsidiary that is not a Significant Subsidiary.

“Notes” shall mean any notes evidencing the Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit J.

“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.22(b).

“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president or one of the Financial Officers, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” has the meaning given to such term in Section 10.04(d).

“Patriot Act” shall have the meaning assigned to such term in Section 4.01(q).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” means the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Perfection Certificate” shall mean a certificate in the form of Exhibit K or any other form approved by the Collateral Agent.

“Permitted Acquisition Indebtedness” means Indebtedness of Borrower or any of its Subsidiaries to the extent such Indebtedness was Indebtedness of: (1) a Subsidiary (including, for this purpose, Unrestricted Subsidiaries, if any) prior to the date on which such Subsidiary (including, for this purpose, Unrestricted Subsidiaries, if any) became a Subsidiary; or (2) a person that was merged or consolidated into Borrower or a Subsidiary, provided that, in each case, such Indebtedness was not incurred in connection with or in contemplation of such event and on the date such Subsidiary (including, for this purpose, Unrestricted Subsidiaries, if any) became a Subsidiary or the date such person was merged and consolidated into Borrower or a Subsidiary, as applicable, after giving pro forma effect thereto:

(a) Borrower or the Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception, or

(b) the Consolidated Interest Coverage Ratio would be equal to or greater than the Consolidated Interest Coverage Ratio immediately prior to such transaction.

“Permitted Business” means the businesses engaged in by Borrower and its Subsidiaries on the Closing Date as described in the Borrower’s Form 10-K (as filed with the SEC) for the fiscal year ended December 31, 2011, and businesses that are reasonably related thereto or reasonable extensions thereof

“Permitted Investment” shall mean:

(1) Investments by Borrower or any Subsidiary in (a) any Subsidiary or (b) any person that will become immediately after such Investment a Subsidiary or that will merge or consolidate into Borrower or any Subsidiary and any Investment held by any such person at such time that was not incurred in contemplation of such acquisition, merger, consolidation or transfer;

(2) Investments in Borrower by any Subsidiary;

(3) loans and advances to, or reimbursements of, directors, employees and officers of Borrower and the Subsidiaries (a) in the ordinary course of business (including payroll, travel and entertainment related advances and reimbursements) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act) and (b) to purchase Equity Interests of Borrower not in excess of $5.0 million at any one time outstanding;

(4) Hedging Obligations entered into for bona fide hedging purposes of Borrower or any Subsidiary and not for the purpose of speculation;

(5) Investments in cash and Cash Equivalents;

(6) receivables owing to Borrower or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Borrower or any such Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or received in compromise or resolution of litigation, arbitration or other disputes;

(8) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with (a) an Asset Sale made in compliance with Section 6.06 or (b) a trade or exchange deemed not to be an Asset Sale pursuant to clause (7) of the definition of “Asset Sale”;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by Borrower or a Subsidiary for consideration consisting only of Qualified Equity Interests of Borrower or any of its Subsidiaries (including, for this purpose, Unrestricted Subsidiaries, if any);

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Borrower or any Subsidiary or in satisfaction of judgments;

(12) Permitted Joint Venture Investments;

(13) Investments existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date or Investments consisting of any extension, modification or renewal (without increasing the amount) of any Investments existing on the Closing Date;

(14) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) any of the 2012 Senior Secured Notes, (ii) the Obligations, (iii) any of the 2009 Senior Notes, (iv) any of the 2012 Senior Unsecured Notes, (v) any of Borrower’s 3.375% Convertible Senior Notes due 2038 issued pursuant to that certain Indenture, dated June 3, 2008, between Borrower and The Bank of New York Trust Company, as trustee, or (vi) any other Indebtedness that is not Subordinated Indebtedness;

(15) advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(16) endorsements for collection of deposits in the ordinary course of business;

(17) guarantees of Indebtedness permitted under Section 6.01;

(18) guarantees by Borrower or any of its Subsidiaries of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Subsidiary in the ordinary course of business;

(19) Investments received as a result of a foreclosure by Borrower or any of its Subsidiaries with respect to any secured investment permitted hereunder that is in default; and

(20) other Investments in any person (including Unrestricted Subsidiaries) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) since the Closing Date and then outstanding, not to exceed the greater of (a) $100.0 million or (b) 7.5% of Borrower’s Consolidated Tangible Assets at the time such Investment is made (net of, with respect to the Investment in any particular person made pursuant to this clause, the cash return thereon received after the Closing Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such person made after the Closing Date in reliance on this clause).

In determining whether any Investment is a Permitted Investment, Borrower may allocate or reallocate all or any portion of an Investment among the clauses of this definition and Section 6.04. For the purposes of determining compliance with any U.S. dollar-denominated restriction on Investments denominated in a foreign currency, the U.S. dollar-equivalent amount of such Investment shall be calculated based on the relevant currency exchange rate in effect on the date that such Investment was made.

“Permitted Joint Venture “ shall mean any joint venture involving any Company (which joint venture may be a Subsidiary) created in connection with any Asset Sale or Investment otherwise permitted under this Agreement.

“Permitted Joint Venture Investment” shall mean any Investment received in exchange for Equity Interests of any person the sole assets of which are Inland Barge Assets.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall mean Indebtedness of Borrower or a Subsidiary incurred in exchange for, or the proceeds of which are used to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any Indebtedness of Borrower or any Subsidiary (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Permitted Refinancing does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Permitted Refinancing;

(2) the obligor of the Permitted Refinancing does not include any person (other than Borrower or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated in right of payment to the Obligations or the Guarantees, as the case may be, then such Permitted Refinancing, by its terms, is subordinate in right of payment to the Obligations or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4) the Permitted Refinancing has a final stated maturity either (a) no earlier than the Refinanced Indebtedness or (b) after the Maturity Date;

(5) the portion, if any, of the Permitted Refinancing that is scheduled to mature on or prior to the Maturity Date has a Weighted Average Life to Maturity at the time such Permitted Refinancing is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the Maturity Date; and

(6) the proceeds of the Permitted Refinancing shall be used substantially concurrently with the incurrence thereof to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed, refinanced, replaced, defeased, discharged, refunded or otherwise retired for value within one year of the incurrence of the Permitted Refinancing.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 430 of the Code or Section 303 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Post-Increase Lenders” shall have the meaning assigned to such term in Section 2.19(d).

“Pre-Increase Lenders” shall have the meaning assigned to such term in Section 2.19(d).

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by Borrower or any of its Subsidiaries of any Preferred Stock or other Disqualified Equity Interests to any third parties other than Affiliates after the Closing Date.

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the total Commitments of all Lenders represented by such Lender’s Commitment.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean Indebtedness, including Capitalized Lease Obligations, of Borrower or any Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of Borrower or any Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (except in the case of Capitalized Lease Obligations) (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by Borrower or such Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of such person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such person or financed, directly or indirectly, using funds (1) borrowed from such person or any Subsidiary of such person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such person or any Subsidiary of such person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of Borrower.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means (a) Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redesignation” has the meaning given to such term in Section 6.20.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under the Existing Credit Facility.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Lenders” shall mean Lenders having more than 50% of all Commitments or, after the Commitments have terminated, more than 50% of all Total Exposure; provided that the Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, subclause (b)(i) or (b)(ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of Borrower or any Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of Borrower or any Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving Borrower but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Subsidiaries, dividends or distributions payable to Borrower or to a Subsidiary and pro rata (or on a basis more favorable to Borrower) dividends or distributions payable to minority stockholders of any Subsidiary;

(2) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of Borrower or any Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving Borrower) but excluding any such Equity Interests held by Borrower or any Subsidiary;

(3) any Restricted Investment; or

(4) any principal payment on, purchase, redemption, defeasance, prepayment, decrease or other acquisition or retirement for value prior to any scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by Borrower or any Subsidiary).

“Restricted Payments Basket” has the meaning assigned to such term in Section 6.04(3).

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Borrower or any Subsidiary secured by a Lien on assets of Borrower or such Subsidiary, excluding Equity Interests or Indebtedness of an Unrestricted Subsidiary.

“Secured Leverage Ratio” shall mean, on any date, the ratio of (1) Secured Indebtedness of such person and its Subsidiaries as of such date (assuming any revolving credit facilities are fully drawn) (determined on a consolidated basis in accordance with GAAP) to (2) Consolidated Cash Flow of such person for the then most recent four fiscal quarters ending prior to such date for which financial statements are internally available. In the event that Borrower or any of its Subsidiaries incurs or redeems any Secured Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Secured Leverage Ratio shall be calculated in a manner consistent with the definition of “Consolidated Interest Coverage Ratio,” including any pro forma adjustments to Consolidated Cash Flow as set forth therein (including for acquisitions); provided that for purposes of any unsecured Indebtedness incurred under Section 6.01(b) such unsecured Indebtedness will be deemed to be “Secured Indebtedness” for purposes of the calculation of Secured Leverage Ratio.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders, each Issuing Bank and each counterparty to a Hedging Agreement or Treasury Services Agreement if at the earlier of the Closing Date and the date of entering into such Hedging Agreement or Treasury Services Agreement such person was an Agent or a Lender or an Affiliate of an Agent or a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Article IX and Sections 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit L among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Ship Mortgages, the Trademark Security Agreement and each other security document or pledge agreement executed by a Loan Party and delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations.

“Ship Mortgage” shall mean any of the first preferred mortgages or first preferred fleet mortgages of a vessel or vessels registered in an Acceptable Flag Jurisdiction in the form of Exhibit N-1 or N-2, as applicable, and with the additional requirement that such mortgage satisfies the definition of “preferred mortgage” under 46 USC Section 31301(6).

“Significant Subsidiary” shall mean any Subsidiary of Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, assuming each reference therein to “10 percent” is a reference to “five percent.”

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Subsidiaries or (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Subsidiary that is expressly subordinated in right of payment to the Obligations or the Guarantees, respectively.

“Subsidiary” means, with respect to any person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or of one or more Subsidiaries of such person (or any combination thereof);

provided, however, that unless the context requires otherwise, no Unrestricted Subsidiary shall be deemed to be a Subsidiary of Borrower for purposes of any Loan Document except as provided in Section 6.20 hereof.

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean, as of the Closing Date, each Subsidiary listed on Schedule 1.01(e), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto

A “Test Period” in effect at any time shall mean the period of four consecutive fiscal quarters of Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or were required to be delivered pursuant to Section 5.01(a) or (b), without giving effect to any grace period applicable thereto.

“Total Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Indebtedness of Borrower and its Subsidiaries on such date to Consolidated Cash Flow for the Test Period then most recently ended.

“Trademark Security Agreement” shall mean a Trademark Security Agreement substantially in the form of Exhibit 6 to the Security Agreement between Borrower and Collateral Agent for the benefit of the Secured Parties.

“Transaction Documents” shall mean the Loan Documents, the 2012 Senior Secured Indenture, and the 2012 Senior Unsecured Indenture.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the execution and delivery of the Loan Documents; (b) the Refinancing; (c) the issuance of the 2012 Senior Secured Notes, (d) the issuance of the 2012 Senior Unsecured Notes, (e) the suspension of collateral with respect to the 2009 Senior Notes pursuant to Section 12.10 of the 2009 Indenture, and (f) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Services Agreement” shall mean any agreement relating to commercial credit cards, stored value cards, treasury management services, depositary management services and cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdraft and interstate depository network services).

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“United States Citizen” or “US Citizen” shall mean any person who is a US citizen by birth or who has been naturalized or any entity qualifying as such under the Shipping Act, 1916, as amended, or as it may hereafter be amended, the regulations of the United States Coast Guard and other requirements which must be satisfied to entitle vessels owned by any such person or entity to receive coastwise endorsements on their documents of registration.

“Unrestricted Subsidiary” shall mean any Subsidiary designated as such pursuant to Section 6.20.

“U.S. Person” means any person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Vessel Acquisition” means the acquisition by Borrower or any Subsidiary, in one transaction or a series of related transactions, of one or more lift boats, jackup rigs, submersible rigs, semi-submersible rigs, barge rigs, drill ships or other maritime drilling rigs (whether new construction or otherwise) from a person (other than a Subsidiary); provided that the aggregate consideration for such acquisition is $25,000,000 or more.

“Vessels” shall mean, collectively, all Lift Boats and all drilling rigs, including jackup rigs, submersible rigs, semi-submersible rigs, barge rigs, drill ships and any other maritime drilling rig, at such time owned by Borrower and its Subsidiaries, and, individually, any of such vessels.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time, in each case, other than (i) directors’ qualifying shares or (ii) shares or other equity interests required by law to be held by a resident of the relevant jurisdiction (except, in the case of clauses (i) and (ii), for directors’ qualifying shares or such other shares or equity interests that confer on the person owning such qualifying shares or equity interests Control of any such corporation, partnership, association, joint venture, limited liability company or other entity referenced in clauses (a) or (b) above).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and Administrative Agent.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes”

and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders; provided that if for purposes of determining the outstanding amount of any Indebtedness (including, for the avoidance of doubt, any determination of Indebtedness), (x) any election by Borrower to measure an item of Indebtedness using fair value (as permitted by SFAS 159 issued by the Financial Accounting Standards Board in February 2007, or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and (y) any original issue discount with respect to such Indebtedness shall not be deducted in determining the outstanding amount of such Indebtedness. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement (including Capitalized Lease Obligations), then Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Required Lenders, (i) all financial covenants, standards and terms in this Agreement (including Capitalized Lease Obligations) shall continue to be calculated or construed as if such Accounting Changes had not occurred and (ii) Borrower will furnish to each Lender and the Administrative Agent, in addition to the financial statements required to be furnished pursuant to Section 5.01 (the “Current GAAP Financials”), (A) the financial statements described in such Section based upon GAAP as in effect at the time the relevant financial covenant, standard or term was agreed to (the “Prior GAAP Financials”) and (B) a reconciliation between the Prior GAAP Financials and the Current GAAP Financials. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board (the “FASB”), the Emerging Issues Task Force (“EITF”) of the FASB or, if applicable, the SEC.

SECTION 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make loans to Borrower, at any time and from time to time during the Availability Period in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Total Exposure exceeding such Lender’s Commitment.

Within the limits set forth in this Section 2.01 and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Loans.

SECTION 2.02 Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.18(e)(ii), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Borrowing), and at least 2 hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Borrowing in accordance with clause (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Borrowing Procedure. To request a Borrowing, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) [Reserved];

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f) the location and number of Borrower’s account to which funds are to be disbursed; and

(g) that the conditions set forth in Sections 4.02(b) through (d) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be deemed to be a Eurodollar Borrowing, and Borrower shall be deemed to have selected an Interest Period of three month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of three month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit J. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05 Fees.

(a) Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily undrawn portion of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender.

(b) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Loans pursuant to Section 2.06 on the actual daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.200% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided, however, any LC Participation Fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to Section 2.20 shall be payable (except to the extent such Defaulting Lender’s Applicable Percentage of such Letter of Credit has been Cash Collateralized by Borrower, in which case no such LC Participation Fee shall accrue or be payable with respect to such Cash Collateralized portion of such Letter of Credit), to the maximum extent permitted by applicable Requirements of Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.21(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Commitments terminate. Any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal of or interest on any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan without a permanent reduction in Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(f) Retroactive Adjustments of Applicable Interest Rates. If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or Required Lenders determine that (i) the Total Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent, any Lender or Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent, any Lender or Issuing Bank, as the case may be, under this Section 2.06 or Section 2.18(e) or under Article VIII. Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the other Loan Documents and the repayment of all other Obligations hereunder.

SECTION 2.07 Termination and Reduction of Commitments.

(a) Termination of Commitments. The Commitments and the LC Commitment shall automatically terminate one Business Day prior to the Maturity Date.

(b) Optional Terminations and Reductions. At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million and (ii) the Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the aggregate amount of Total Exposures would exceed the aggregate amount of Commitments.

(c) Borrower Notice. Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.08 Interest Elections.

(a) Generally. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time.

(b) Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of three month’s duration. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Continuation of Eurodollar Borrowings; Conversion to ABR Borrowings. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued, assuming an Event of Default has not occurred and is then continuing, as a Eurodollar Borrowing with an Interest Period of three month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing.

SECTION 2.09 [Reserved].

SECTION 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million or, if less, the outstanding principal amount of such Borrowing.

(b) Loan Prepayments.

(i) In the event of the termination of all the Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings and replace all outstanding Letters of Credit or Cash Collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.20.

(ii) In the event of any partial reduction of the Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Lenders of the sum of the Total Exposures after giving effect thereto and (y) if the sum of the Total Exposures would exceed the aggregate amount of Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Borrowings and second, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.20, in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Total Exposures exceeds the Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Borrowings and second, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.20, in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.20, in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales. Not later than 10 Business Days following the receipt of any Net Available Proceeds of any Asset Sale by Borrower or any of its Subsidiaries (excluding any Asset Sale to Borrower or any Subsidiary permitted hereunder), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Available Proceeds; provided that: so long as no Default has occurred and is continuing, and to the extent the aggregate of such Net Available Proceeds of Asset Sales does not exceed $25,000,000 in the fiscal year of Borrower in which such Net Available Proceeds are received by Borrower or any of its Subsidiaries, such proceeds shall not be required to be so applied on such date.

(d) Debt Issuance or Preferred Stock Issuance. Not later than 10 Business Days following the receipt of any Net Available Proceeds of any Debt Issuance or Preferred Stock Issuance by Borrower or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Available Proceeds in the case of a Debt Issuance, and 50% of such Net Available Proceeds in the case of a Preferred Stock Issuance.

(e) [Reserved].

(f) Casualty Events. Not later than 10 Business Days following the receipt of any Net Available Proceeds from a Casualty Event by Borrower or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Available Proceeds; provided that

(i) so long as no Default has occurred and is continuing, such proceeds shall not be required to be so applied on such date to the extent that (A) Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Available Proceeds were paid no later than 12 months following the date of receipt of such proceeds or (B) the aggregate amount of Net Available Proceeds of Casualty Events (excluding proceeds described in clause (i)(A)) does not exceed $25,000,000 in the fiscal year of Borrower in which such Net Available Proceeds are received by Borrower or any of its Subsidiaries; provided that if the property subject to such Casualty Event constituted (i) Collateral consisting of Mortgaged Vessels, or (ii) Collateral other than Mortgaged Vessels, then all or substantially all (as determined by the Collateral Agent) property purchased with the Net Available Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent or Mortgage Trustee, as applicable, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii) if any portion of such Net Available Proceeds described in clause (i)(A) above shall not be so applied within such 12-month period, the aggregate amount of such unused Net Available Proceeds from Casualty Events (including proceeds described in clause (i)(B) above) exceeding $25,000,000 in the fiscal year of Borrower in which such Net Available Proceeds are received by Borrower or any of its Subsidiaries shall be applied on or before the last day of such period as a mandatory prepayment as provided in this Section 2.10(f).

(g) [Reserved]

(h) Excess Net Available Proceeds; No Commitment Reductions; Application of Prepayments. Following any mandatory prepayments under clauses (c), (d) or (f) above, any remaining excess Net Available Proceeds may be retained by Borrower or its Subsidiaries. In no event shall any mandatory prepayment required pursuant to clauses (c), (d) or (f) above result in any reduction in the Commitments. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h).

Amounts to be applied pursuant to this Section 2.10 to the prepayment of Loans shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(i) Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of a mandatory prepayment under Section 2.10(c), (d) or (f), not later than 11:00 a.m., New York City time, five Business Days before the date of prepayment, and (ii) in the case of each other prepayment, (A) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (B) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on its Eurodollar Loans, Loan principal, Letters of Credit, Commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Issuing Bank or other Recipient, Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such

Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then within 10 Business Days after receipt of a written demand therefor Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.12, including a description of the basis for such claim for compensation and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice has been revoked under Section 2.07) or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b) or an assignment pursuant to Section 2.19(d), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest (excluding the Applicable Margin) which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date shall (unless the Administrative Agent determines, in its discretion, that the Lenders received, such amounts on such day with sufficient time to invest such amounts overnight), be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to an account specified by it to Borrower, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(i) Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment by Borrower on account of principal of the Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder (including and together with, any obligation to Cash Collateralize Letters of Credit), ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties; provided, that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Set-Off. If any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(e), 2.18(d), 2.18(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15 Taxes.

(a) Issuing Bank. For purposes of this Section 2.15, the term “Lender” includes any Issuing Bank.

(b) Payments Free of Taxes. Any and all payments to a Recipient by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, (ii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15(b)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(c) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (b) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15(d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount and basis of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.15, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f) Status of Lenders.

(i) Any Lender (which, solely for purposes of this Section 2.15(f), shall include Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), duly completed and executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax.

(B) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed originals of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) duly completed and executed originals of Internal Revenue Service Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is neither a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed and executed originals of Internal Revenue Service Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, duly completed and executed originals of Internal Revenue Service Form W-8IMY, accompanied by duly completed and executed originals of Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate in form and substance satisfactory to Borrower and Administrative Agent on behalf of each such direct and indirect partner.

(C) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.

(D) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.,

(g) Treatment of Certain Refunds. If Administrative Agent, a Lender or Issuing Bank determines, in its good faith sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, within 10 Business Days after receipt of the written request of Administrative Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to Borrower pursuant to this Section 2.15(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or Issuing Bank in the event Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent, any Lender or Issuing Bank to apply for any such refund of Indemnified Taxes or Other Taxes or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and out-of-pocket expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.15) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) unless waived by the Administrative Agent or otherwise paid by the Eligible Assignee, Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

SECTION 2.17 [Reserved].

SECTION 2.18 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to the Issuing Bank, at any time and from time to time on the Closing Date and during the Availability Period but prior to the Letter of Credit Expiration Date (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). The Issuing Bank shall not issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the Total Exposure would exceed the total Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the fifth Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may reasonably require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the Issuing Bank may reasonably require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the Total Exposures shall not exceed the total Commitments and (iii) except in the case of any amendment that does not increase the amount of, or extend the expiry date of, a Letter of Credit, the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit, or is to be denominated in a currency other than Dollars.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(d). On the first Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Lender.

(c) Expiration Date.

(i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(ii) If Borrower so requests in any Letter of Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (A) one year from the date of such renewal and (B) the Letter of Credit Expiration Date (which, in the case of any renewal under either clause (A) or (B) above, such renewal shall not be to a date that is after the

Letter of Credit Expiration Date); provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(l) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, from the Administrative Agent or the Required Lenders that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 12:00 (noon), New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 12:00 (noon), New York City time, on the Business Day immediately following the day that Borrower receives such notice.

(ii) If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Requirements of Law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full by the date and time required by Section 2.18(e)(i), the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(c). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) [Reserved].

(j) Additional Issuing Banks. Borrower may, at any time and from time to time, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such Lender(s). Any Lender designated as an issuing bank pursuant to this clause (j) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(k) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank; or

(iii) the Issuing Bank shall have received notice from Borrower prior to the issuance of such Letter of Credit that the issuance of such Letter of Credit is not permitted under this Agreement.

(m) Amendments. The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.19 Increase in Commitments.

(a) Borrower Request. Borrower may by written notice to the Administrative Agent elect to request one or more increases to the existing Commitments by an amount not in excess of $35,000,000 in the aggregate. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b) Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied unless waived by the Lenders executing the applicable Increase Joinder;

(ii) no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date, nor shall either (x) the effectiveness of such increased or new Commitments or (y) the making of Loans up to the full amount of the Commitments following such increase, result in reinstatement of Borrower’s and Subsidiary Guarantors’ “Collateral Obligations” under Section 12.10 of the 2009 Senior Indenture;

(iii) Borrower shall make any payments required pursuant to Section 2.13 in connection with any adjustment of Loans pursuant to Section 2.19(d); and

(iv) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to new Commitments shall be identical to the Loans. The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.19. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to Loans made pursuant to new Commitments made pursuant to this Agreement.

(d) Adjustment of Loans. Each of the Lenders having a Commitment prior to such Increase Effective Date (the “Pre-Increase Lenders”) shall assign to any Lender which is acquiring a new or additional Commitment on the Increase Effective Date (the “Post-Increase Lenders”), and such Post-Increase Lenders shall purchase from each Pre-Increase Lender, at the principal amount thereof, such interests in the Loans and participation interests in LC Exposure outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans and participation interests in LC Exposure will be held by Pre-Increase Lenders and Post-Increase Lenders ratably in accordance with their Commitments after giving effect to such increased Commitments.

(e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Commitments.

SECTION 2.20 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of Administrative Agent or the Issuing Bank (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Reimbursement Obligation, (ii) if, as of the Letter of Credit Expiration Date, any LC Exposure for any reason remains outstanding or (iii) if Borrower shall be required to provide Cash Collateral pursuant to the remedies set forth in Section 8.01, Borrower shall, in each case, immediately Cash Collateralize the aggregate LC Exposure at such time. At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent or the Issuing Bank, Borrower shall deliver Cash Collateral to Administrative Agent in an amount sufficient to cover all such LC Exposure of such Defaulting Lender (after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent. Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the Issuing Bank and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.20(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the LC Exposure and other obligations secured thereby, Borrower or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.20 or Section 2.10(b), 2.18, 2.21, or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (i) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.04(b)(vi))) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.20 may be otherwise applied in accordance with Section 8.02), and (y) the person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated LC Exposure or other obligations.

SECTION 2.21 Defaulting Lenders.

(a) Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article II or VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank hereunder; third, if so determined by Administrative Agent or requested by the Issuing Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Reimbursement Obligations were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.05(a) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender during such period) and (y) shall be limited in its right to receive LC Participation Fees as provided in Section 2.05(c).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.18, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.

(v) Cash Collateral. If any LC Exposure exists at the time a Lender becomes a Defaulting Lender and the reallocation described in clause (iv) above cannot, or can only partially, be effected, then Borrower shall within five Business Days (or such longer period as the Administrative Agent and relevant Issuing Banks may agree to) following written notice by the Administrative Agent (A) Cash Collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.20 for so long as such LC Exposure is outstanding, or (B) enter into other arrangements reasonably satisfactory to the Administrative Agent, the Issuing Banks and Borrower.

(b) Defaulting Lender Cure. If Borrower, Administrative Agent and the Issuing Bank agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank is satisfied that the related exposure will be Cash Collateralized in accordance with Section 2.20(a) (or such other arrangements as are reasonably satisfactory to the Administrative Agent, the Issuing Banks and Borrower).

The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies that Borrower, the Administrative Agent, the Issuing Banks and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.21 shall be permitted under this Agreement, notwithstanding any limitation on Liens or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

SECTION 3.01 Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing material default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a material default by any party thereunder.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. Borrower has heretofore delivered to the Agent the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower as of and for the fiscal year ended December 31, 2011, audited by and accompanied by the unqualified opinion of Ernst & Young LLP, independent public accountants, certified by one of its Financial Officers. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a)(i) and (b)(i) have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition and results of operations and cash flows of Borrower, as of the dates and for the periods to which they relate.

(b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), as of the Closing Date there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents, the 2012 Senior Secured Notes and the 2012 Senior Unsecured Notes. Since December 31, 2011, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c) Pro Forma Financial Statements. Borrower has heretofore delivered to the Administrative Agent Borrower’s unaudited pro forma consolidated balance sheet and pro forma levels of Consolidated Cash Flow (“Pro Forma Cash Flow”), for the fiscal year ended December 31, 2011, and Borrower’s unaudited pro forma statement of income for the fiscal year ended December 31, 2011, in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statement of income. Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect in all material respects all adjustments required to be made to give effect to the Transactions, and present fairly in all material respects the pro forma consolidated financial position and results of operations of Borrower as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(d) Forecasts. The forecasts of financial performance of Borrower and its Subsidiaries on a quarterly basis, through 2013, as furnished to the Administrative Agent, have been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable.

SECTION 3.05 Properties.

(a) Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Real Property. Except as set forth on Schedule 3.05(b), as of the Closing Date no Company owns Real Property with a Fair Market Value in excess of $10.0 million, and no Company has leased any Real Property that requires annual lease payments in excess of $1.0 million.

(c) Vessels. The name, registered owner, official number, and jurisdiction of registration of each Vessel owned by the Companies as of the Closing Date are set forth on Schedule 3.05(c).

(d) No Casualty Event. As of the Closing Date, except as set forth on Schedule 3.05(d), no Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property having a Fair Market Value in excess of $10 million.

(e) Collateral. Each Company owns or has rights to use all of the Collateral material to its business and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(f) Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the properties of the Companies have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Requirements of Law and in conformity with the provisions of all leases, subleases or other contracts comprising a part of their properties and other contracts and agreements related thereto. All plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Companies that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Companies, in a manner consistent with practices of the industry and in compliance in all material respects with all applicable contracts, agreements and all Requirements of Law, in each case except to the extent that the failure to so maintain or comply could not be reasonably expected to have a Material Adverse Effect.

SECTION 3.06 Intellectual Property.

(a) Ownership/No Claims. Each Company owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material

Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Company know of any valid basis for any such claim, except for claims which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business on and as of the Closing Date (i) each Loan Party owns or possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedule 13(a) or 13(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 13(a) or 13(b) to the Perfection Certificate are valid and in full force and effect.

(c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the Closing Date, there is no material violation by others of any right of any Company with respect to any copyright, patent or trademark listed in Schedule 13(a) or 13(b) to the Perfection Certificate.

(d) Shipping Licenses. Without limiting the generality of the foregoing provisions of this Section 3.06, each Company owns, or is licensed to use, all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in its business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in its line of business, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 Equity Interests and Subsidiaries.

(a) Equity Interests. Schedule 11(a) to the Perfection Certificate dated the Closing Date sets forth a list of (i) all the Subsidiaries of Borrower and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of Equity Interests of the Subsidiaries of Borrower authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable. All Equity Interests of each Wholly Owned Subsidiary, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons other than Permitted Liens described in Sections 6.02(l) and (p) and non-consensual Permitted Liens, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests, that would violate Section 6.12 or any of the other terms of this Agreement.

(b) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary that has not been obtained is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c) Organizational Chart. An accurate organizational chart, showing the ownership structure of Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 11(a) to the Perfection Certificate dated the Closing Date. As of the Closing Date, Borrower has no Subsidiaries other than Wholly Owned Subsidiaries. As of the Closing Date, Borrower has no Unrestricted Subsidiaries.

SECTION 3.08 Litigation; Compliance with Laws; Absence of Defaults.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or, as of the Closing Date, any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No event has occurred and is continuing which would constitute a Default under the Loan Documents.

SECTION 3.09 Agreements. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

SECTION 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The Secured Parties are not directly or indirectly secured, as such terms are used in Regulation U, by any Margin Stock owned by a Company in violation of, or in a manner that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. No Company owns any Margin Stock (excluding, for the avoidance of doubt, Equity Interests in Discovery Offshore), except to the extent Borrower has reported such ownership in writing to the Administrative Agent for distribution to the Lenders.

SECTION 3.11 Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds. Borrower will use the proceeds of the Loans for working capital and general corporate purposes (including to effect acquisitions).

SECTION 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.14 No Material Misstatements. No information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, or the Confidential Information Memorandum (but subject to the qualifications, limitations, exceptions and assumptions set forth therein) contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized due care and assumptions believed by such Company to be reasonable at the time in the preparation of such information, report, financial statement, exhibit or schedule; provided, further, that, with respect to financial statements other than projected financial information, each Company represents only that such financial statements present fairly in all material respects the consolidated financial condition of Borrower as at the dates of, and for the periods specified in, such financial information.

SECTION 3.15 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise, after taking into account rights of contribution, subrogation and indemnification among the Loan Parties; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, after taking into account rights of contribution, subrogation and indemnification among the Loan Parties; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, after taking into account rights of contribution, subrogation and indemnification among the Loan Parties; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date, after taking into account rights of contribution, subrogation and indemnification among the Loan Parties.

SECTION 3.17 Employee Benefit Plans. Each Company and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except for such failures that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in (i) the imposition of a Lien or (ii) a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10.0 million the Fair Market Value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except for such failures that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

SECTION 3.18 Environmental Matters.

Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or, as of the Closing Date, loss to the business, property, operations or prospects of any Loan Party in excess of $10.0 million:

(a) The Companies and their businesses, operations, Real Property and other property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(b) The Companies have obtained all Environmental Permits required under Environmental Law for the conduct of their businesses and operations, and the ownership, operation and use of their property, and all such Environmental Permits are valid and in good standing and to the knowledge of the Companies, there are no reasonably foreseeable material costs or changes required to maintain compliance with such Environmental Permits;

(c) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property, facility or other property presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability to the Companies under any applicable Environmental Law;

(d) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(e) To the knowledge of the Companies, no person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(f) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property, other property or any other location;

(g) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(h) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;

(i) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law;

(j) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies;

(k) to the extent applicable, all property of the Companies currently satisfies all design, operation, and equipment requirements imposed by the OPA, and no Company has any reason to believe that such property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(l) all Hazardous Materials, solid waste and oil and gas waste, if any, generated at any and all property of the Companies have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the Environment, and, to the knowledge of any Company, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the Environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

SECTION 3.19 Insurance. All insurance maintained by the Companies is in full force and effect, all premiums have been paid, no Company has received notice of violation or cancellation of any material insurance coverage that has not been cured or waived, the Vessels, and the use and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement that has not been cured or waived which could reasonably be expected to result in the termination of any material insurance coverage. Except as otherwise permitted by Section 5.04, each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or by possession or control by the Collateral Agent), in each case subject to no Liens other than Permitted Liens.

(b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright

Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.

(c) Ship Mortgages. Each of the Ship Mortgages is in proper legal form under the laws of the relevant Acceptable Flag Jurisdiction for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the laws of the State of New York or with respect to Mortgaged Vessels registered in the Republic of Liberia, under the laws of the Republic of Liberia, and such other matters that do not substantially interfere with the practical realization of the principal benefits expressed in the Ship Mortgages, except for the economic consequences of any procedural delay that might result from such matters. To ensure the legality, validity, enforceability or admissibility in evidence of each such Ship Mortgage or other Loan Document in the relevant Acceptable Flag Jurisdictions it is not necessary that any such Ship Mortgage or other Loan Document or any other document be filed or recorded with any court or other authority in such relevant Acceptable Flag Jurisdiction, except as have been made or provided to the Administrative Agent, or will be made or provided to the Administrative Agent, in accordance with this Agreement or such Ship Mortgage. Each Ship Mortgage executed and delivered creates in favor of the Mortgagee (as defined in each Ship Mortgage) for the benefit of the Lenders a legal, valid, and enforceable first preferred mortgage lien over the Mortgaged Vessel or Mortgaged Vessels covered thereby and when duly recorded in accordance with the laws of the Mortgaged Vessel’s registry, will constitute a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a foreign vessel, in the case of Mortgaged Vessels not registered under the laws and flag of the United States, and in the case of Mortgaged Vessels registered under the laws and flag of the United States, constitutes a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a registered vessel under the laws and flag of the United States.

(d) Valid Liens. Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent or Mortgage Trustee, as applicable, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or by possession or control by the Collateral Agent), in each case subject to no Liens other than the applicable Permitted Liens.

SECTION 3.21 Senior Note Documents. The Administrative Agent has been furnished true and correct copies of the 2012 Senior Secured Indenture and the security documents executed in connection therewith and the 2012 Senior Unsecured Indenture.

SECTION 3.22 Anti-Terrorism Law.

(a) To the knowledge of the Loan Parties after due inquiry, no Loan Party and no Affiliate of any Loan Party is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and, to the knowledge of the Loan Parties after due inquiry, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is (i) a person described in Section 1 of the Executive Order or (ii) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) To the knowledge of the Loan Parties after due inquiry, no Loan Party and no Affiliate of any Loan Party is in violation of Section 2 of the Executive Order.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this subclause (i));

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State and, if applicable, from the Texas Secretary of State (or other applicable Governmental Authority); and

(iii) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(c) Officers’ Certificate. The Administrative Agent shall have received an Officer’s Certificate, dated the Closing Date, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b) and (c).

(d) No Material Adverse Effect. There not having occurred any change, effect, event, circumstance, occurrence, state of facts or development since December 31, 2011, that, individually or in the aggregate, has had, or could reasonably be expected to have a Material Adverse Effect.

(e) Financings and Other Transactions, etc.

(i) The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms that are material not approved by the Administrative Agent and the Arranger.

(ii) The Refinancing shall have been consummated or shall be consummated simultaneously on the Closing Date in full to the reasonable satisfaction of the Administrative Agent; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(iii) The 2012 Senior Secured Notes shall have been issued pursuant to the terms of the 2012 Senior Secured Note Indenture, the 2012 Senior Secured Note Trustee shall have executed a supplement to the Intercreditor Agreement, pursuant to which the 2012 Senior Secured Notes shall be “Additional Senior Debt” thereunder, and Borrower shall have received gross proceeds therefrom in the amount of $300,000,000

(iv) The 2012 Senior Unsecured Notes shall have been issued pursuant to the terms of the indenture governing such 2012 Senior Unsecured Notes and Borrower shall have received the gross proceeds therefrom in the amount of $200,000,000.

(v) Pursuant to Section 12.10 of the 2009 Indenture, Borrower shall have issued to the 2009 Senior Note Trustee a valid “Collateral Suspension Notice” (as defined in the 2009 Indenture) and related documentation with respect thereto as set forth therein to the 2009 Senior Note Trustee, and pursuant thereto, the Administrative Agent shall have received from any person holding any Lien securing the 2009 Senior Notes, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing the 2009 Senior Notes (or arrangements with the 2009 Senior Note Trustee for such release and termination of Liens substantially contemporaneous with the effectiveness hereof satisfactory to the Administrative Agent shall have been made).

(f) [Reserved]

(g) Financial Statements; Pro Forma Balance Sheet; Projections. The Administrative Agent shall have received and shall be reasonably satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts of the financial performance of Borrower and its Subsidiaries.

(h) [Reserved]

(i) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, a favorable written opinion of Baker Botts L.L.P., special counsel for the Loan Parties (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering the applicable and customary matters set forth in Exhibit M and such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(j) Solvency Certificate and Other Reports. The Administrative Agent shall have received a solvency certificate in the form of Exhibit O for each of the Loan Parties, in each case dated the Closing Date and signed by a Financial Officer of Borrower.

(k) Requirements of Law; Approvals. The Lenders shall be reasonably satisfied that Borrower, its Subsidiaries and the Transactions shall be in compliance in all material respects with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them. All necessary consents or approvals of, registration or filing with, or any other action by, any Governmental Authority, and all material third party approvals in each case in connection with the Transactions, shall have been obtained and shall be in full force and effect.

(l) [Reserved].

(m) Fees. The Arranger, the Administrative Agent and the Collateral Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Thompson & Knight LLP, special counsel to the Administrative Agent, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(n) Personal Property Requirements. The Collateral Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note(s) executed by and among Borrower and certain of its Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank;

(iii) all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in all other Collateral to the extent required by the Security Agreement;

(iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(v) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens or Liens being released in connection with the Refinancing);

(vi) evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(o) Ship Mortgages: Certificates of Ownership; Searches; Class Certificates; Insurance. On the Closing Date:

(i) Each Loan Party which owns a Mortgaged Vessel shall have duly authorized, executed and delivered, and shall have caused to be recorded or made arrangements satisfactory to the Administrative Agent for the recording thereof in the appropriate vessel registry, a first preferred Ship Mortgage, with respect to each Vessel listed on Schedule 1.01(c) and the Ship Mortgages shall be effective to create in favor of the Mortgage Trustee a legal, valid and enforceable first priority security interest, in and lien upon such Vessels, subject only to Permitted Liens.

(ii) The Administrative Agent shall have received (x) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Mortgaged Vessel by the relevant Loan Party and (y) the results of maritime registry searches with respect to the Mortgaged Vessels, indicating no record liens other than Liens in favor of the Mortgage Trustee, Permitted Liens and Liens being released in connection with the Refinancing.

(iii) The Administrative Agent shall have received a copy of the Certificate of Financial Responsibility for each Mortgaged Vessel required by the Minerals Management Service or the United States Coast Guard to be covered by such a certificate.

(iv) The Collateral Agent shall have received certified copies of lien searches or equivalent reports or searches, each of a recent date listing all effective mortgages, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those jurisdictions in which a Vessel of such Loan Party is registered and such other searches that are required by the Perfection Certificate or that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens and Liens being released in connection with the Refinancing).

(p) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent (it being understood that delivery of the Administrative Agent of a certificate in form and substance reasonably satisfactory to it from the relevant insurers or their agents as to the existence of such endorsements shall satisfy this condition precedent).

(q) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the information described in Section 10.13.

(r) Maximum Leverage Ratio. On a pro forma basis after giving effect to the Transactions (and the use of proceeds related thereto), the ratio of (x) consolidated Indebtedness of Borrower and its Subsidiaries as of the Closing Date to (y) Consolidated Cash Flow for the four-quarter period ended December 31, 2011 shall not be greater than 6.10:1.

SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b).

(b) No Default; Financial Covenant. (i) No Default shall have occurred and be continuing on such date and (ii) at the time of each Credit Extension that (A) is during a Compliance Period or (B) would trigger a Compliance Period, Borrower shall be in compliance with Section 6.10 as of the last day of the most recently ended Test Period after giving pro forma effect to such Credit Extension.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(d) USA Patriot Act. With respect to Letters of Credit issued for the account of a Subsidiary only, the Lenders shall have received all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the information described in Section 10.13.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b) through (d) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have expired, been canceled or Cash Collateralized or otherwise backstopped to the reasonable satisfaction of the Issuing Banks and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent:

(a) Annual Reports. As soon as available and in any event within 90 days (or such earlier date on which Borrower is required to file a Form 10-K under the Exchange Act) after the end of each fiscal year, beginning with the fiscal year ending December 31, 2012, (i) the audited consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including a supplemental schedule that includes an unaudited consolidating balance sheet and statements of income and cash flows separating out Borrower and its Domestic Subsidiaries, on the one hand, and Borrower’s Foreign Subsidiaries, on the other hand, in form acceptable to the Administrative Agent), all prepared in accordance with Regulation S-X and accompanied by an opinion of Ernst & Young LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that the consolidated financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, and (ii) a narrative report and management’s discussion and analysis, containing such information that would be required to be contained in a filing with the SEC on Form 10-K, of the financial condition and results of operations of Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that, to the extent the information required by this clause (a) is set forth in an Annual Report or Form 10-K filed within the time period specified above, the furnishing of such information hereunder shall be satisfied by such filing);

(b) Quarterly Reports. As soon as available and in any event within 40 days (or such earlier date on which Borrower is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 2012, (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments, and (ii) a narrative report and management’s discussion and analysis, containing such information that would be required to be contained in a filing with the SEC on Form 10-Q, of the financial condition and results of operations of Borrower for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being understood that, to the extent the information required by this clause (b) is set forth in a Quarterly Report or Form 10-Q filed within the time period specified above, the furnishing of such information hereunder shall be satisfied by such filing);

(c) Financial Officer’s Certificate. Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (i) certifying that no Default has occurred that is continuing or, if such a Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) beginning with the fiscal quarter ending June 30, 2012, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10 and the first sentence of Section 5.14 as of the date of such financial statements and (iii) identifying any Subsidiary designated as an Unrestricted Subsidiary since the date of the most-recently delivered prior certificate under this Section 5.01(c);

(d) Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice;

(e) Fleet Status Report. Concurrently with any delivery of financial statements under Section 5.01(a) and Section 5.01(b), a fleet status report for the Vessels in substantially the same form as the fleet status reports periodically filed by Borrower with the SEC prior to the Closing Date;

(f) Annual Budgets. Within 60 days after the beginning of each fiscal year commencing with the fiscal year ending December 31, 2013, a detailed budget for Borrower in form reasonably satisfactory to the Administrative Agent, but to include estimated balance sheets, statements of income and statements of cash flow, for each fiscal quarter of such fiscal year prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Borrower is based upon assumptions believed to be reasonable at the time of preparation thereof (it being recognized by the Agents and the Lenders that any results of operation forecasted therein are not to be viewed as facts and that the actual results of operation during the period or periods covered by such budget may differ from the amounts set forth in such budget, and such differences may be material); and

(g) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to these Sections 5.01(a), (b) and (e) shall be deemed to have been delivered on the date on which such information has been posted on the SEC website on the Internet at sec.gov/edaux/searches.htm, on Borrower’s website on the Internet at herculesoffshore.com or at another website identified in a notice provided in written or electronic (email) form to the Administrative Agent and accessible by the Lenders without charge; provided that such notice may be included in a certificate delivered pursuant to Section 5.01(c).

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within three Business Days after a Responsible Officer of a Company obtains knowledge of the occurrence thereof):

(i) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(ii) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(iii) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

(iv) the occurrence of a Casualty Event in respect of which the damage to any property or properties of Borrower or any of its Subsidiaries is in excess of $10.0 million in the aggregate; and

(v)(x) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral or (y) the occurrence of any other event which could materially and adversely affect the value of the Collateral, taken as a whole.

SECTION 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business at such time; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all material contractual obligations and all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except in each of the foregoing cases where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

(c) Do or cause to be done all things necessary for each Company which owns or operates, or will own or operate, one or more Vessels to, at all times while owning or operating such Vessels, be qualified to own and operate such Vessels under the laws of the jurisdiction of such Vessel’s registry and, in particular, each Company which owns a Vessel or Vessels to be qualified to operate in the US coastwise waters shall at all times be a US Citizen. Without limiting the generality of the foregoing, each Loan Party shall maintain the registration and flag of its Vessels except for modifications which satisfy the conditions set forth in the definition of “Flag Jurisdiction Transfer”.

SECTION 5.04 Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Vessels and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including insurance of the types and on the terms and conditions described in Schedule 5.04; provided that (x) the Administrative Agent may consent, such consent not to be unreasonably withheld, to the maintenance of alternate insurance coverage (“Alternate Coverage”) should Borrower provide adequate substantiation that such Alternate Coverage is cost effective from Borrower’s perspective, (y) self-insurance by the Companies shall not be deemed a violation of this covenant to the extent that persons engaged in similar businesses operating in the same or similar locations self-insure in a similar manner and to a similar extent and (z) with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Company shall be required during an Event of Default.

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent and the Mortgage Trustee as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (iii) to the extent available from the Companies’ insurers at commercially reasonable rates and if reasonably requested by the Collateral Agent, include a breach of warranty clause.

(c) Mortgaged Vessels. No Loan Party that is an owner of a Mortgaged Vessel shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any material insurance coverage required to be maintained under such Loan Party’s respective Ship Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the relevant Vessel, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of such Vessel; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05 Obligations and Taxes.

(a) Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Indebtedness, other obligations, Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested Indebtedness, obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b) Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it.

(c) Tax Shelter Reporting. Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.06 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 15 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $10.0 million or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) within 15 days after receipt of a written request from the Administrative Agent, copies of (i) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.

SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.

(a) Comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property or other property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that such Response is being conducted by a third party pursuant to a contractual, indemnification or other obligation in accordance with Environmental Law or such Company’s obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

(c) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, Borrower shall at its sole expense: (i) not dispose of or otherwise Release, and shall cause each Subsidiary not to dispose of or otherwise Release, any oil, oil and gas waste, Hazardous

Materials, or solid waste on, under, about or from any of Borrower’s or its Subsidiaries’ properties or any other property to the extent caused by Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws; (ii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of Borrower’s or its Subsidiaries’ properties; (iii) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event and to the extent any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other Release of any oil, oil and gas waste, Hazardous Materials or solid waste on, under, about or from any of Borrower’s or its Subsidiaries’ properties for which Borrower or its Subsidiaries is liable or otherwise required to undertake pursuant to Environmental Law; and (iv) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to determine and assure that Borrower’s and its Subsidiaries’ obligations under this Section 5.09(c) are timely and fully satisfied.

(d) Borrower will promptly, but in no event later than ten (10) business days after the occurrence thereof, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against Borrower or its Subsidiaries or their properties of which Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $10.0 million, not fully covered by insurance, subject to normal deductibles.

SECTION 5.10 [Reserved].

SECTION 5.11 Additional Collateral; Additional Guarantors; Additional Mortgaged Vessels.

(a) Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is of the type subject to the Lien created by the Security Agreement on the Closing Date but is not so subject, promptly (and in any event within 30 days after the acquisition thereof, or such longer period in the sole discretion of the Collateral Agent) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the Security Agreements or such other Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem reasonably necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions reasonably requested by the Collateral Agent or the Administrative Agent to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b) With respect to any person that is (other than Hercules Offshore International, LLC) or becomes a Domestic Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 30 days after such person becomes a Domestic Subsidiary, or such longer period in the sole discretion of the Collateral Agent) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests that are Loan Parties, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (unless such Subsidiary is the Inland Barge Joint Venture or any Permitted Joint Venture, as applicable, and Borrower owns (directly or indirectly) less than 80% of the Equity Interests of the Inland Barge Joint Venture or such Permitted Joint Venture, as applicable, in which case Borrower shall use commercially reasonable efforts to cause the Inland Barge Joint Venture or such Permitted Joint Venture, as applicable, to take the actions set forth in this clause (ii)) (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto, or such other documents as the Administrative Agent or Collateral Agent shall deem reasonably necessary or advisable to grant to Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on the Equity Interests and property of such Subsidiary, subject to no Liens other than Permitted Liens, and (B) to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law (with first priority, subject only to Permitted Liens), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c) So long as doing so would not be prohibited by a Requirement of Law and it could not, in the reasonable determination of Borrower, be expected (as of such date of determination or in the future) to constitute an investment of earnings in United States property under Section 956 (or a successor provision ) of the Code, which investment could, in the reasonable determination of Borrower, be expected to result in adverse tax consequences to Borrower, Borrower shall cause any person that is or becomes a Foreign Subsidiary of a Loan Party after the Closing Date (unless such Subsidiary is the Inland Barge Joint Venture or any Permitted Joint Venture, as applicable, and Borrower owns (directly or indirectly) less than 80% of the Equity Interests of the Inland Barge Joint Venture or such Permitted Joint Venture, as applicable, in which case Borrower shall use commercially reasonable efforts to cause the Inland Barge Joint Venture or such Permitted Joint Venture, as applicable, to take the actions set forth in this clause), to promptly (and in any event within 30 days after such person becomes a Foreign Subsidiary, or such longer period in the sole discretion of the Collateral Agent) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests that are Loan Parties, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Collateral Agent, or such other documents as the Administrative Agent or Collateral Agent shall deem reasonably necessary or advisable to grant to Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on the Equity Interests and property of such Subsidiary, subject to no Liens other than Permitted Liens, and (B) to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected (with first priority, subject only to Permitted Liens) to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(d) With respect to each Foreign Subsidiary of Borrower that is not required to grant a Lien on its assets pursuant to Section 5.11(c) (each such person, a “CFC”), notwithstanding anything to the contrary contained herein or in any Security Document, so long as such Foreign Subsidiary is a CFC, the Equity Interests pledged or required to be pledged to the Collateral Agent hereunder or under any Security Document shall be automatically limited to (i) Voting Stock of such CFC representing not more than 66% of the total voting power of all outstanding Voting Stock of such CFC and (ii) 100% of the Equity Interests not constituting Voting Stock of any such CFC, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(d).

(e) Subject to this Section 5.11(e), with respect to any Vessel acquired after the Closing Date by any Loan Party, and with respect to any Vessel owned by any Loan Party acquired or formed after the Closing Date, promptly (and in any event within 30 days after the acquisition of such Vessel or the acquisition or formation of such Loan Party, or such longer period in the sole discretion of the Collateral Agent) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to an existing Ship Mortgage or such other Ship Mortgage as the Administrative Agent or the Collateral Agent shall deem reasonably necessary or advisable to grant to the Mortgage Trustee, for its benefit and for the benefit of the other Secured Parties, a Lien on such Vessel subject to no Liens other than Permitted Liens, and (ii) take all actions reasonably requested by the Collateral Agent or the Administrative Agent to cause such Lien to be duly perfected to the extent required by such Ship Mortgage in accordance with all applicable Requirements of Law, including the filing of such Ship Mortgage or amendment or supplement to an existing Ship Mortgage in the appropriate vessel registry.

SECTION 5.12 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document (including opinions of counsel with respect to Ship Mortgages and other matters that are not covered by the UCC) or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or the Mortgage Trustee of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may require.

SECTION 5.13 Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, if such Loan Party is not a “registered organization” (as defined in the UCC), (iii) in any Loan Party’s organizational structure, or (iv) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 20 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable; provided that this Section 5.13 shall not apply to any transaction otherwise permitted by Section 6.05 or 6.06 if, as a result of such transaction, the successor of such Loan Party is not (and is not required to be) a Loan Party (either due to sale of the Equity Interests of such Loan Party, dissolution, reorganization, merger or otherwise). Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

SECTION 5.14 Vessel Classification and Information. Cause Mortgaged Vessels representing, in the aggregate, at least 70% of the aggregate Fair Market Value of the Mortgaged Vessels, to maintain the classification for such Vessels existing as of the date hereof as issued by a Classification Society; provided that temporary lapses of such classifications as may from time to time arise as a result of the normal operation of such Vessels shall not be deemed to be a breach of this Section 5.14 so long as Borrower is using its best efforts to remedy such lapses and actually promptly remedies such lapses. Promptly after Borrower’s receipt of a written request therefor from the Administrative Agent, but no more frequently than once each calendar year (unless an Event of Default has occurred and is continuing), furnish to the Administrative Agent (a) class certificates evidencing that the Mortgaged Vessels comply with this Section 5.14 and (b) the insurance certificate(s) evidencing that the Mortgaged Vessels comply with the insurance requirements of Section 5.04.

SECTION 5.15 Post-Closing Collateral Matters. Within one day of the Closing Date (or such longer period of time as Collateral Agent in its sole discretion shall permit), Collateral Agent shall have received an opinion from Liberian Counsel in the form previously submitted to Collateral Agent.

SECTION 5.16 Maintenance of Ratings. Use commercially reasonable efforts to cause Borrower’s corporate credit to continue to be rated by Moody’s Investors Service Inc. (but not to maintain a specific rating).

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired, been canceled or Cash Collateralized or otherwise backstopped to the reasonable satisfaction of the Issuing Banks and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, directly or indirectly, any Indebtedness; provided that Borrower or any Subsidiary may incur additional Indebtedness, if, after giving effect thereto on a pro forma basis (including giving pro forma effect to the application of the proceeds therefrom), the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”). Notwithstanding the foregoing, each of the following shall be permitted:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness in an aggregate principal amount (including the Commitments, whether drawn or undrawn) not to exceed the greater of (i) $225.0 million and (ii) an amount of Indebtedness at the time of incurrence and after giving effect to the incurrence of such Indebtedness and the application of proceeds therefrom that does not cause the Secured Leverage Ratio to exceed 3.50 to 1.00; provided (i) the incurrence thereof shall not result in reinstatement of Borrower’s and Subsidiary Guarantors’ “Collateral Obligations” under Section 12.10 of the 2009 Senior Indenture and (ii) any such Indebtedness other than the Obligations that is secured shall be subject to the terms and conditions of the Intercreditor Agreement and shall constitute “Additional Senior Debt” thereunder;

(c) Indebtedness under the 2012 Senior Secured Notes and the guaranties by the Subsidiary Guarantors of the 2012 Senior Secured Notes;

(d)(i) Indebtedness to the extent outstanding on the Closing Date after giving effect to the Transactions (other than Indebtedness referred to in other clauses of this Section 6.01) and (ii) the 2012 Senior Unsecured Notes and guaranties by the Subsidiary Guarantors of the 2012 Senior Unsecured Notes;

(e) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of Borrower or any Subsidiary and not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(f) Indebtedness of Borrower owed to a Subsidiary and Indebtedness of any Subsidiary owed to Borrower or any other Subsidiary; provided, however, that upon any such Subsidiary ceasing to be a Subsidiary or such Indebtedness being owed to any person other than Borrower or a Subsidiary, Borrower or such Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (f);

(g) Indebtedness in respect of (i) self-insurance obligations or completion, customs, stay, bid, performance, appeal or surety bonds or other obligations of a like nature issued for the account of Borrower or any Subsidiary in the ordinary course of business, including guarantees or obligations of

Borrower or any Subsidiary with respect to letters of credit supporting such self-insurance, completion, customs, stay, bid, performance, appeal or surety obligations (in each case other than for an obligation for money borrowed) or (ii) obligations represented by letters of credit issued in the ordinary course of business, including letters of credit in order to provide security for workers’ compensation claims, for the account of Borrower or any Subsidiary, as the case may be;

(h) Indebtedness in respect of Purchase Money Obligations, and Permitted Refinancings thereof, in an aggregate principal amount not to exceed at any time outstanding the greater of (i) $100.0 million and (ii) 7.5% of Consolidated Tangible Assets determined at the time of incurrence on a pro forma basis to give effect to the assets purchased;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(j) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(k) Permitted Refinancing with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clauses (c) or (d) above, this clause (k) or clause (p) below;

(l) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of Borrower or any Subsidiary or Equity Interests of a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (l) shall at no time exceed the gross proceeds actually received by Borrower and the Subsidiaries in connection with such disposition;

(m) Contingent Obligations of Borrower and the Subsidiary Guarantors in respect of Indebtedness otherwise permitted under this Section 6.01;

(n) Indebtedness in respect of insurance premium financing for insurance being acquired by Borrower or a Subsidiary under customary terms and conditions;

(o) Indebtedness of Foreign Subsidiaries in an aggregate amount outstanding at any one time not to exceed 15% of the aggregate Consolidated Tangible Assets of all of the Foreign Subsidiaries, determined at the time of incurrence;

(p) Permitted Acquisition Indebtedness;

(q) Indebtedness in respect of Purchase Money Obligations, and Permitted Refinancings thereof, the proceeds of which are used either (i) to acquire Discovery Offshore or (ii) to finance the acquisition by Discovery Offshore or any Subsidiary of one or more jackup rigs and related equipment and assets; and

(r) additional Indebtedness of Borrower or any Subsidiary in an aggregate amount not to exceed at any time outstanding the greater of (i) $50.0 million and (ii) 3.0% of Consolidated Tangible Assets determined at the time of incurrence.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the foregoing clauses (a) through (r) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, Borrower shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness outstanding hereunder shall be deemed to have been incurred under clause (a) above, and may later reclassify any item of Indebtedness described in clauses (a) through (r) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a person that could have incurred such Indebtedness.

For the purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness de-nominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding any other provision of this covenant, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Closing Date be deemed to be an incurrence of Indebtedness.

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) Liens for taxes, assessments or governmental charges or levies which (a) are not overdue or delinquent by more than 30 days or (b) are being contested in good faith by appropriate proceedings and as to which Borrower or the Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(b) Liens in respect of property of Borrower or any Subsidiary imposed by law or contract, which were not incurred or created to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s, mechanics’, maritime and salvage Liens and other Liens arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of the property of Borrower or its Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of Borrower and its Subsidiaries, taken as a whole;

(c) Liens (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, other contracts (other than agreements governing Indebtedness for borrowed money), performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(d) Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(e) Liens arising out of judgments or awards not resulting in a Default or an Event of Default;

(f) easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (a) securing Indebtedness, (b) individually or in the aggregate materially impairing the value or marketability of such Real Property and (c) individually or in the aggregate materially interfering with the conduct of the business of Borrower and its Subsidiaries at such Real Property;

(g) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(h) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Borrower or any Subsidiary, including rights of offset and setoff;

(i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(j) leases with respect to the assets or properties of Borrower and any Subsidiary, in each case entered into in the ordinary course of Borrower’s or such Subsidiary’s business so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(k) the filing of financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(l) Liens securing all of the 2012 Senior Secured Notes originally issued on the Closing Date and Liens securing any guaranties thereof and Liens securing additional secured notes permitted to be incurred under Section 6.01(b) and any guaranties thereof, provided that the aggregate principal amount of such additional secured notes (and any Permitted Refinancing in respect thereof) plus the aggregate principal amount of the Commitments does not at any time exceed the aggregate amount of Indebtedness permitted to be secured under Section 6.01(b);

(m) Liens securing Hedging Obligations entered into for bona fide hedging purposes of Borrower or any Subsidiary and not for the purpose of speculation;

(n) Liens existing on the Closing Date securing Indebtedness outstanding on the Closing Date; provided that (a) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase; and (b) such Liens do not encumber any property other than the property subject thereto on the Closing Date (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(o) Liens in favor of Borrower or a Subsidiary Guarantor;

(p) Liens securing (i) the Obligations or (ii) other secured Indebtedness permitted pursuant to Section 6.01(b); provided (x) the Obligations shall be secured by any and all property securing such other secured Indebtedness on a pari passu basis and (y) such other secured Indebtedness shall be subject to the terms and conditions of the Intercreditor Agreement

(q) Liens arising pursuant to Purchase Money Obligations incurred and then outstanding pursuant to Section 6.01(h) and (q); provided that (a) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired or leased at the time of the incurrence of such Indebtedness and (b) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof) and do not encumber any other property of Borrower or any Subsidiary;

(r) Liens securing Acquired Indebtedness permitted to be incurred under this Agreement; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon, accessions thereto, proceeds thereof, replacements, dividends or distributions in respect thereof) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Borrower or a Subsidiary;

(s) Liens on property or Equity Interests of a person existing at the time such person is acquired or merged with or into or consolidated with Borrower or any Subsidiary (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon, accessions thereto, proceeds thereof, replacements, dividends or distributions in respect thereof) and are no more favorable to the lienholders than the existing Lien;

(t) Liens to secure Permitted Refinancing of Indebtedness secured by Liens referred to in the foregoing clauses (l), (n), (q), (r) and (s); provided that in the case of Liens securing Permitted Refinancing of Indebtedness secured by Liens referred to in the foregoing clauses (n), (q), (r) and (s), such Liens do not extend to any additional assets (other than improvements thereon, accessions thereto, proceeds thereof, replacements, dividends or distributions in respect thereof);

(u) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by Borrower or any Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or joint venture;

(v) licenses of Intellectual Property granted by Borrower or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower or such Subsidiary;

(w) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any Subsidiary in the ordinary course of business in accordance with the past practices of Borrower or such Subsidiary;

(x) Liens on assets of any Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary which Indebtedness is permitted hereby;

(y) Liens of franchisors arising in the ordinary course of business not securing Indebtedness;

(z) Liens in favor of the 2012 Senior Secured Note Trustee as provided for in the 2012 Senior Secured Indenture on money or property held or collected by the 2012 Senior Secured Note Trustee in its capacity as 2012 Senior Secured Note Trustee;

(aa) options, put and call arrangements, rights of first refusal and similar rights (a) relating to Investments in Subsidiaries (including, for this purpose, Unrestricted Subsidiaries, if any), joint ventures, partnerships and the like or (b) provided for in contracts or agreements entered into in the ordinary course of business;

(bb) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Borrower or any Subsidiary, which defeasance is otherwise not prohibited hereby; and

(cc) other Liens with respect to obligations that do not in the aggregate exceed at any time outstanding $50.0 million.

SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04 Restricted Payments. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable Test Period, Borrower is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Closing Date (other than Restricted Payments made pursuant to clauses (2) through (10) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Closing Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus

(b) 100% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of Borrower), (y) Equity Interests of a person (other than Borrower or a Subsidiary (including, for this purpose, Unrestricted Subsidiaries, if any) of Borrower) engaged in a Permitted Business and (z) other assets used in any Permitted Business, in the case of clauses (i) and (ii), received by Borrower or its Subsidiaries since the Closing Date as a contribution to its common equity capital or from the issue or sale of Qualified Equity Interests of Borrower or from the issue or sale of convertible or exchangeable Disqualified Equity Interests or convertible or exchangeable debt securities of Borrower that have been converted into or exchanged for such Qualified Equity Interests (other than Equity Interests or debt securities sold to a Subsidiary (including, for this purpose, Unrestricted Subsidiaries, if any) of Borrower and Excluded Contributions), and (B) the aggregate net cash proceeds, if any, received by Borrower or any of its Subsidiaries upon any conversion or exchange described in clause (A) above, plus

(c) 100% of (A) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) of Borrower or any Subsidiary is reduced on Borrower’s consolidated balance sheet upon the conversion or exchange after the Closing Date of any such Indebtedness into or for Qualified Equity Interests of Borrower and (B) the aggregate net cash proceeds, if any, received by Borrower or any of its Subsidiaries upon any conversion or exchange described in clause (A) above, plus

(d) with respect to Restricted Investments made by Borrower and its Subsidiaries after the Closing Date, an amount equal to the sum, without duplication, of (A) the net reduction in such Restricted Investments in any person resulting from (i) repayments of loans or advances, or other transfers of assets, in each case to Borrower or any Subsidiary, (ii) other repurchases, repayments or redemptions of such Restricted Investments, (iii) the sale of any such Restricted Investment to a purchaser other than Borrower or a Subsidiary (including, for this purpose, Unrestricted Subsidiaries, if any) or (iv) the release of any guarantee (except to the extent any amounts are paid under such guarantee) that constituted a Restricted Investment plus (B) with respect to any Unrestricted Subsidiary designated as such after the Closing Date and redesignated as a Subsidiary after the Closing Date, the Fair Market Value of Borrower’s Investment in such Subsidiary held by Borrower or any of its Subsidiaries at the time of such redesignation.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1) the payment of (a) any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if, on the date of declaration, the dividend, redemption or distribution payment, as the case may be, would have complied herewith or (b) any dividend or similar distribution by a Subsidiary to the holders of its Equity Interests on a pro rata basis or on a basis more favorable to Borrower;

(2) the redemption or acquisition of any Equity Interests of Borrower or any Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of Borrower or any Subsidiary (including the payment of any required premium and any fees and expenses incurred in connection with such purchase, repurchase, redemption, defeasance, other acquisition or retirement for value) (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests, (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Permitted Refinancing and the other terms hereof or (c) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if Borrower shall, with respect to a Change of Control, have repaid the Obligations in full, and with respect to an Asset Sale, have complied with Sections 2.10 and 6.06 prior to purchasing, repurchasing, redeeming, defeasing, acquiring or retiring for value such Subordinated Indebtedness;

(4) the redemption, repurchase or other acquisition or retirement for value of Equity Interests of Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), either (x) upon any such individual’s death, disability, retirement, severance or termination of employment or service or (y) pursuant to any equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed (A) $10.0 million during any calendar year (with unused amounts in any calendar year being carried forward to the next succeeding calendar year but not any subsequent years) plus (B) the amount of any net cash proceeds received by or contributed to Borrower from the issuance and sale after the Closing Date of Qualified Equity Interests of Borrower to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (4), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (4);

(5)(a) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities to the extent such Equity Interests represent a portion of the exercise or exchange price thereof and (b) any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants or other similar rights;

(6) dividends on Preferred Stock or Disqualified Equity Interests issued in compliance with Section 6.01 to the extent such dividends are included in the definition of Consolidated Interest Expense;

(7) the payment of cash in lieu of fractional Equity Interests;

(8) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions described under Section 6.05;

(9) Restricted Payments with Excluded Contributions; or

(10) payment of other Restricted Payments in an aggregate amount not to exceed $25.0 million;

provided that (a) in the case of any Restricted Payment pursuant to clauses (3), (4), (9) or (10) above, no Default or Event of Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests used to make a payment pursuant to clauses (2), (3) or (4)(B) above shall increase the Restricted Payments Basket.

For the purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the U.S. dollar-equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made.

SECTION 6.05 Mergers and Consolidations. Borrower will not, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of Borrower and the Subsidiaries (taken as a whole) unless:

(1) either:

(a) Borrower will be the surviving or continuing person; or

(b) the person (if other than Borrower) formed by or surviving such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition or assignment shall be made (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the Administrative Agent, all of the Obligations of Borrower;

(2) immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds of such Indebtedness on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

(3) immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds of such Indebtedness on a pro forma basis either (x) Borrower or the Successor, as the case may be, could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Coverage Ratio Exception or (y) the Consolidated Interest Coverage Ratio for Borrower or the Successor, as the case may be, would be equal to or greater than such ratio for Borrower immediately prior to such transaction.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of Borrower immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction to the extent such Indebtedness remains outstanding immediately after giving effect to such transaction.

Except in the event of a sale or other disposition of all or substantially all of the assets of a Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Guarantor then held by Borrower and its Subsidiaries, in each case in a transaction permitted by Section 6.06, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving person) another person, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing person; or

(b) the person (if other than such Guarantor) formed by or surviving any such consolidation or merger is another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Administrative Agent, all of the obligations of such Guarantor under the Guarantee of such Guarantor and hereunder; and

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of Borrower, will be deemed to be the transfer of all or substantially all of the properties and assets of Borrower.

Upon any consolidation, combination or merger of Borrower or a Guarantor, or any transfer of all or substantially all of the assets of Borrower in accordance with the foregoing, in which Borrower or such Guarantor is not the continuing obligor under this Agreement or its Guarantee, the surviving entity formed by such consolidation or into which Borrower or such Guarantor is merged or the person to which the sale, conveyance, lease, transfer, disposition or assignment is made will succeed to, and be substituted for, and may exercise every right and power of, Borrower or such Guarantor under this Agreement, the Notes and the Guarantees with the same effect as if such surviving entity had been named therein as Borrower or such Guarantor and, except in the case of a lease, Borrower or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Obligations or in respect of its Guarantee, as the case may be, and all of Borrower’s or such Guarantor’s other obligations and covenants hereunder and its Guarantee, if applicable.

Notwithstanding the foregoing, (i) any Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to Borrower or another Subsidiary; and (ii) Borrower or any Guarantor may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to Borrower or another Guarantor or merge with a Subsidiary of Borrower solely for the purpose of reincorporating Borrower or a Guarantor in any State of the United States of America or the District of Columbia.

Notwithstanding the foregoing, clause (3) above will not prohibit Borrower from entering into a transaction as a result of which Borrower is reorganized in any State of the United States of America or the District of Columbia.

SECTION 6.06 Asset Sales. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) Borrower or such Subsidiary receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined at the time of contractually agreeing to such Asset Sale or, in circumstances where Borrower or such Subsidiary grants a third party the right to purchase an asset, the date of such grant) of the assets included in such Asset Sale; and

(2)(a) at least 75% of the total consideration in such Asset Sale consists of cash or Cash Equivalents or (b) the Fair Market Value of all forms of consideration other than cash and Cash Equivalents received for all Asset Sales since the Closing Date does not exceed in the aggregate 10.0% of the Consolidated Tangible Assets of Borrower at the time such determination is made.

For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness, Disqualified Equity Interests, or Indebtedness owed to an Affiliate of Borrower) of Borrower or such Subsidiary that is delivered to Borrower or such Subsidiaries as consideration for such Asset Sale and promptly retired or extinguished without payment, or that is expressly assumed by the transferee of any such assets pursuant to (i) a written novation agreement that releases Borrower or such Subsidiary from further liability therefor or (ii) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless Borrower or such Subsidiary from and against any loss, liability or cost in respect of such assumed liability,

(b) the amount of any obligations received from such transferee that are within 180 days after such Asset Sale converted by Borrower or such Subsidiary into cash (to the extent of the cash actually so received), and

(c) the Fair Market Value of (i) any assets (other than securities) received by Borrower or any Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests acquired in a person that is a Subsidiary or in a person engaged in a Permitted Business that shall become a Subsidiary immediately upon the acquisition of such person by Borrower or a Subsidiary or (iii) a combination of (i) and (ii).

If at any time any non-cash consideration received by Borrower or any Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall not be required to satisfy the conditions set forth in clauses (1) and (2) of the first paragraph of this covenant.

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

If Borrower or any Subsidiary engages in Asset Sales in an aggregate amount in excess of $25,000,000 in any year, Borrower shall prepay the Obligations as set forth in Section 2.10(c).

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of Borrower and its Subsidiaries, taken as a whole, will be governed by Section 6.05 and not by this Section.

SECTION 6.07 [Reserved].

SECTION 6.08 [Reserved].

SECTION 6.09 Transactions with Affiliates. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, in one transaction or a series of related transactions involving aggregate payments or consideration in excess of $1.0 million, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless::

(1) such Affiliate Transaction is on terms that are not materially less favorable to Borrower or the relevant Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction at such time on an arm’s-length basis by Borrower or that Subsidiary from a person that is not an Affiliate of Borrower or that Subsidiary; and

(2) Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction involving aggregate value in excess of $20.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction.

The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) Borrower and one or more Subsidiaries or (b) Subsidiaries;

(2) reasonable director, officer and employee compensation (including bonuses) and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or other benefit plan) and indemnification and insurance arrangements, in each case, as determined in good faith by Borrower’s Board of Directors or senior management;

(3) the entering into of a tax sharing agreement, or payments pursuant thereto, between Borrower and/or one or more Subsidiaries (including, for this purpose, Unrestricted Subsidiaries, if any), on the one hand, and any other person with which Borrower or such Subsidiaries (including, for this purpose, Unrestricted Subsidiaries, if any) are required or permitted to file a consolidated tax return or with which Borrower or such Subsidiaries (including, for this purpose, Unrestricted Subsidiaries, if any) are part of a consolidated group for tax purposes to be used by such person to pay taxes, and which payments by Borrower and the Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4) any Permitted Investments;

(5) any Restricted Payments which are made in accordance with Section 6.04;

(6)(x) any agreement in effect on the Closing Date, as in effect on the Closing Date or as thereafter amended or replaced in any manner that, taken as a whole, is not more disadvantageous to the Lenders or Borrower in any material respect than such agreement as it was in effect on the Closing or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);

(7) any transaction with a person (other than an Unrestricted Subsidiary) which would constitute an Affiliate of Borrower solely because Borrower or a Subsidiary owns an equity interest in or otherwise controls such person;

(8)(a) any transaction with an Affiliate where the only consideration paid by Borrower or any Subsidiary is Qualified Equity Interests of Borrower or (b) the issuance or sale of any Qualified Equity Interests of Borrower;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms hereof; provided that in the reasonable determination of the Board of Directors of Borrower or the senior management of Borrower, such transactions are on terms not materially less favorable to Borrower or the relevant Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a person that is not an Affiliate of Borrower;

(10) pledges by Borrower or any Subsidiary of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Unrestricted Subsidiaries;

(11) any transaction entered into by a person prior to the time such person becomes a Subsidiary (including, for this purpose, Unrestricted Subsidiaries, if any) or is merged or consolidated into Borrower or a Subsidiary (provided that such transaction is not entered into in contemplation of such event); and

(12) dividends and distributions to Borrower or a Subsidiary by any Unrestricted Subsidiary.

SECTION 6.10 Financial Covenant.

(a) Maximum Secured Leverage Ratio. Permit the Secured Leverage Ratio, as of the last day of any Test Period ending during or immediately before any Compliance Period occurring during a period set forth below, to exceed the ratio set forth opposite such period below:

Period	Secured Leverage Ratio
April 1, 2012 - June 30, 2012	4.25 to 1.00
July 1, 2012 - September 30, 2012	4.25 to 1.00
October 1, 2012 and thereafter	3.50 to 1.00

SECTION 6.11 [Reserved].

SECTION 6.12 Limitation on Dividend and Other Restrictions Affecting Subsidiaries. Borrower will not, and will not permit any Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests to Borrower or any of its Subsidiaries;

(b) make loans or advances, or pay any Indebtedness or other obligation owed, to Borrower or any other Subsidiary (it being understood that the subordination of loans and advances made to Borrower or any Subsidiary to other Indebtedness or obligations incurred by Borrower or any Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(c) transfer any of its assets to Borrower or any other Subsidiary; except for:

(1) encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(2) encumbrances or restrictions existing hereunder and under the Guarantees;

(3) non-assignment provisions of any contract, license or lease entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the date hereof as in effect on the date hereof;

(5) restrictions relating to any Lien permitted hereunder imposed by the holder of such Lien;

(6) restrictions imposed under any agreement to sell Equity Interests or assets, as permitted hereunder, to any person pending the closing of such sale;

(7) any instrument governing Acquired Indebtedness or Equity Interests of a person acquired by Borrower or any of its Subsidiaries, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired;

(8) any other agreement governing Indebtedness or other obligations entered into after the Closing Date that contains encumbrances and restrictions that in the good faith judgment of Borrower are not materially more restrictive with respect to any Subsidiary than those in effect on the Closing Date with respect to that Subsidiary pursuant to agreements in effect on the Closing Date;

(9) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in or assets of such partnership, limited liability company, joint venture, corporation or similar person;

(10) Purchase Money Obligations and any Permitted Refinancing in respect thereof incurred in compliance with Section 6.01 that imposes restrictions of the nature described in clause (c) above on the assets acquired;

(11) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(12) any encumbrance or restriction applicable only to a Foreign Subsidiary in agreements entered into in connection with Indebtedness incurred by such Foreign Subsidiary in compliance with Section 6.01(o);

(13) Indebtedness incurred or Equity Interests issued by any Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Equity Interests (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect Borrower’s ability to pay all principal and interest on the Obligations, as determined in good faith by the Chief Financial Officer of Borrower, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined by the Chief Financial Officer of Borrower, whose determination shall be conclusive);

(14) any encumbrance or restrictions existing under Hedging Obligations permitted hereunder; and

(15) any encumbrances or restrictions imposed by any amendments, refinancings, modifications, renewals, restatements, increases, supplements or replacements of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, refinancings, modifications, renewals, restatements, increases, supplements or replacements are, in the good faith judgment of Borrower, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.13 [Reserved].

SECTION 6.14 [Reserved].

SECTION 6.15 Business. Borrower will engage, and will cause its Subsidiaries to engage, only in businesses that, when considered together as a single enterprise, are primarily the Permitted Business.

SECTION 6.16 Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.17 [Reserved].

SECTION 6.18 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, in violation of any applicable Requirement of Law, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Agents any certification or other evidence requested from time to time by the Agents or on the reasonable request of any Lender, confirming the Loan Parties’ compliance with this Section 6.18).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.19 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list published by OFAC and maintained pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest in the Loan Parties, with the result that the Loans are in violation of a Requirement of Law.

SECTION 6.20 Unrestricted Subsidiaries. Borrower may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of Borrower as an Unrestricted Subsidiary hereunder (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) Borrower would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to Section 6.04, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of Borrower’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an Unrestricted Subsidiary unless:

(1) all of the Indebtedness of such Subsidiary and its Subsidiaries shall, at the time of Designation, consist of Non-Recourse Debt, except any guarantee given solely to support the pledge by Borrower or any Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to Borrower or any Subsidiary, and except for any Contingent Obligations of Borrower or any Subsidiary in respect of Indebtedness of such Unrestricted Subsidiary that is permitted as both an incurrence of Indebtedness and an Investment (in each case in an amount equal to the amount of such Indebtedness so guaranteed) permitted by Sections 6.01 and 6.04;

(2) on the date such Subsidiary is Designated an Unrestricted Subsidiary, such Subsidiary is not party to any agreement, contract, arrangement or understanding (other than Contingent Obligations permitted under clause (1) above) with Borrower or any Subsidiary unless the terms of the agreement, contract, arrangement or understanding, taken as a whole, are not materially less favorable to Borrower or the Subsidiary than those that could reasonably be expected to have been obtained at the time from persons who are not Affiliates of Borrower, as determined in good faith by Borrower;

(3) such Subsidiary is a person with respect to which neither Borrower nor any Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests of such person or (b) to maintain or preserve the person’s financial condition or to cause the person to achieve any specified levels of operating results (in each case other than Contingent Obligations permitted under clause (1) above); and

(4) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Borrower or any Subsidiary, except for any pledge of the Equity Interests of such Unrestricted Subsidiary to secure Indebtedness of Borrower or any Subsidiary.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under Section 6.01 or the Lien is not permitted under Section 6.02, Borrower shall be in default of the applicable covenant.

Borrower may redesignate an Unrestricted Subsidiary as a Subsidiary (a “Redesignation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes hereof.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of Borrower, delivered to the Administrative Agent certifying compliance with the foregoing provisions.

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) the failure of any Secured Party or any holder of any Note (a) to assert any claim or demand or to enforce any right or remedy against Borrower or any other Loan Party or any other person under the provisions of this Agreement, any Note, any other Loan Document or otherwise or (b) to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Guaranteed Obligations;

(iii) an Event of Default shall be declared, the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent or Mortgage Trustee as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09 or otherwise.

Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever (other than any notices expressly provided for in this Agreement to be furnished to such Guarantor with respect to making payment under the Guarantee), and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(f) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Subsidiary Guarantor, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale or transfer of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

SECTION 7.10 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Issuing Bank and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Issuing Bank and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall prove to have been false or misleading in any respect when so made, deemed made or furnished);

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or the Required Lenders to Borrower;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this subclause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this clause (f) unless the aggregate amount of all such Indebtedness referred to in subclauses (i) and (ii) exceeds $25.0 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower, any Significant Subsidiary or two or more Non-Significant Subsidiaries that, in the aggregate, would constitute a Significant Subsidiary or of a substantial part of the property of Borrower, any Significant Subsidiary or such Non-Significant Subsidiaries, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, any Significant Subsidiary or any such Non-Significant Subsidiaries or for a substantial part of the property of Borrower, any Significant Subsidiary or any such Non-Significant Subsidiaries; or (iii) the winding-up or liquidation of Borrower, any Significant Subsidiary or any such Non-Significant Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Borrower, any Significant Subsidiary or two or more Non-Significant Subsidiaries that, in the aggregate, would constitute a Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, any Significant Subsidiary or any such Non-Significant Subsidiaries or for a substantial part of the property of Borrower, any Significant Subsidiary or any such Non-Significant Subsidiaries; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate in a transaction not permitted hereunder;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $25.0 million (in any case to the extent not adequately covered by insurance as to which an insurance company rated A- or better by AM Best Company, Inc. has acknowledged coverage) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated, unpaid, unappealed or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j) one or more ERISA Events or noncompliance with respect to Foreign Plans shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to result (i) in liability of any Company and its ERISA Affiliates in an aggregate amount exceeding $25.0 million or (ii) in the imposition of a Lien securing obligations in an aggregate amount exceeding $10.0 million on any properties of a Company;

(k) any security interest and Lien purported to be created by any Security Document (i) shall cease to be in full force and effect, or shall cease to give the Collateral Agent or the Mortgage Trustee, as applicable, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent or the Mortgage Trustee, as applicable, or (ii) shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby, provided that, if any, such event or condition described in the preceding subclause (i) relates to property having an aggregate Fair Market Value of less than $10.0 million, then such event or condition shall not constitute an Event of Default unless 30 days shall have elapsed from the date a Loan Party became aware of such event or condition so long as during such 30-day period Borrower is diligently pursuing the curing or remedy or such event or condition;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations, provided that if any such event or condition relates to a Security Document (other than the Security Agreement) and did not result from any act or failure to act by a Company or any of its Affiliates, and the property purportedly encumbered by all such Security Documents has an aggregate Fair Market Value of less than $10.0 million, then such event or condition shall not constitute an Event of Default unless 30 days shall have elapsed from the date a Loan Party became aware of such event or condition so long as during such 30-day period Borrower is diligently pursuing the curing or remedy of such event or condition;

(m) there shall have occurred a Change in Control; or

(n) any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

then, and in every such event (other than an event with respect to Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) require that Borrower Cash Collateralize the LC Exposure then outstanding and (iii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Borrower described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit) and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Deutsche Bank Trust Company Americas, to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and Issuing Bank hereby (i) irrevocably appoints Wilmington Trust Company to act on its behalf as Mortgage Trustee under the Mortgage Trust Agreement, (ii) authorizes Deutsche Bank Trust Company Americas, acting in its capacity as Collateral Agent to enter into the Mortgage Trust Agreement with Mortgage Trustee on its behalf, (iii) authorizes Collateral Agent to act as Instructing Beneficiary on its behalf under the Mortgage Trust Agreement and (iv) authorizes Instructing Beneficiary and Mortgage Trustee to exercise such powers as are delegated to Instructing Beneficiary or Mortgage Trustee, as the case may be, by the terms of the Mortgage Trust Agreement, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Mortgage Trustee, the Lenders and the Issuing Banks, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions.

(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent in writing by Borrower, a Lender or an Issuing Bank.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d) Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by such service provider.

SECTION 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. No Agent will be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of sub-agents.

SECTION 9.06 Resignation of Agent.

(a) Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the person serving as an Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Requirements of Law, by notice in writing to Borrower and such person remove such person as Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnify payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has had the opportunity to review the Confidential Information Memorandum and each other document made available to it on the Platform (as defined in Section 10.01) in connection with this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookmanagers, Arranger, Co-Documentation Agents or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties, responsibilities or liabilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder.

SECTION 9.09 Collateral and Guaranty Matters. The Lenders and the Issuing Bank irrevocably authorize the Collateral Agent and the Administrative Agent, as applicable, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent or the Mortgage Trustee, under any Security Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration, cash collateralization or termination of all Letters of Credit, (ii) that is reflagged, sold or disposed of or to be reflagged, sold or disposed of as part of or in connection with any sale, exchange, Flag Jurisdiction Transfer or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.02; and

(b) to release any Guarantor from its obligations under the Guarantees if such person ceases to be a Subsidiary or required to be a Guarantor as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent or the Mortgage Trustee, under any Loan Document to the holder of any Permitted Lien described in Section 6.02(q) on such property.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantees pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Collateral Agent will, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request (including, without limitation, instructions to the Mortgage Trustee to do any of the following) to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantees, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to any Loan Party, to Borrower at:

Hercules Offshore, Inc.

9 Greenway Plaza

Suite 2200

Houston, TX 77046

Attention: Stephen M. Butz

Facsimile No.: (713) 350-5109

Email: sbutz@herculesoffshore.com

with a copy to:

Hercules Offshore, Inc. 9

Greenway Plaza

Suite 2200 Houston,

TX 77046 Attention: Jim Noe

Facsimile No.: (713) 350-5109

Email: jnoe@herculesoffshore.com

(ii) if to the Administrative Agent, the Collateral Agent or Deutsche Bank Trust Company Americas in its capacity as Issuing Bank, to it at:

Deutsche Bank Trust Company Americas

60 Wall Street, 2nd Floor

New York, NY 10005

Attention: Craig Molson

Facsimile No.: (917) 512-9206

Email: craig.molson@db.com

(iii) if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and Borrower at the time of its appointment as an Issuing Bank hereunder; and

(iv) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement),and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing subclause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient,.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at craig.molson@db.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

Until Administrative Agent notifies Borrower in writing, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC”, Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States federal and state securities laws, (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor,” and (z) the Administrative Agent shall be entitled to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c) and (d), neither this Agreement nor any other Loan Document (other than Letters of Credit) nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the

Administrative Agent, the Collateral Agent (in the case of any Security Document), the Mortgage Trustee (in the case of the Mortgage Trust Agreement or any Trust Documents (as defined in the Mortgage Trust Agreement)) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this subclause (ii));

(iii)(A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any Reimbursement Obligation or any interest or fees payable hereunder, (C) change the amount of, waive or excuse any payment of principal of any Loan or at any other amount referred to in the preceding clause (A) or (B) (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) except as permitted under Section 6.05, permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi) release all or substantially all of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii) except as expressly provided in this Agreement or the applicable Loan Document, release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender;

(viii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a) and 2.18(d), without the written consent of each Lender directly affected thereby;

(ix) change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby;

(x) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi) [Reserved];

(xii) [Reserved];

(xiii) subordinate payment of the Obligations to any other Indebtedness, without the written consent of each Lender;

(xiv) change or waive any provision of this Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xv) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank;

(xvi) [Reserved];

(xvii) expressly change or waive any condition precedent in Section 4.02 to any Credit Extension without the written consent of the Required Lenders (it being understood that the waiver of any Default or the amendment, waiver or other modification of any representation, warranty, covenant or other provision of the Loan Documents (other than Section 4.02 hereof) effected in accordance with the terms of this Section 10.02 shall not require the separate consent of the Required Lenders); or

(xviii) expressly change or waive any provision of this ARTICLE X as the same applies to Mortgage Trustee or any other provision hereof as the same applies to the rights or obligations of Mortgage Trustee, in each case which would adversely affect the Mortgage Trustee and its rights or obligations without the written consent of the Mortgage Trustee (not to be unreasonably withheld or delayed).

Notwithstanding anything to the contrary contained in this Section 10.02, if the Administrative Agent and the Loan Parties shall have jointly identified an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. Furthermore, notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the Lenders other than Defaulting Lender), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Arranger, the Administrative Agent, the Collateral Agent, each Issuing Bank and their respective Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), (ii) all reasonable out-of-pocket expenses incurred by each Arranger, the Administrative Agent, the Collateral Agent, each Issuing Bank, any Indemnified Person and their respective Affiliates with respect to the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (including any proposed amendment, amendment and restatement, modification or waiver, and irrespective of whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03, (iii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Indemnified Person, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Indemnified Person, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (v) all documentary and similar taxes and charges in respect of the Loan Documents.

(b) Indemnification by Borrower. Borrower shall indemnify the Arranger, the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Joint Bookrunner, any Indemnified Person, each Lender and each Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any person (including Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, (v) any Environmental Law applicable to Borrower or any Subsidiary or any of their properties, including without limitation, the presence, generation, storage, release, threatened release, use, transport, disposal, arrangement of disposal or treatment of oil, oil and gas wastes, solid wastes or hazardous substances on any of their properties, (vi) the breach or non-compliance by Borrower or any Subsidiary with any Environmental Law applicable to Borrower or any Subsidiary, (vii) the past ownership by Borrower or any Subsidiary of any of their properties or past activity on any of their properties which, though lawful and fully permissible at the time, could result in present liability, (viii) the presence, use, release, storage, treatment, disposal, generation, threatened release, transport, arrangement for transport or arrangement for disposal of oil, oil and gas wastes, solid wastes or hazardous substances on or at any of the properties owned or operated by Borrower or any Subsidiary or any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower or any of its Subsidiaries, (ix) any liability pursuant to Environmental Laws or costs of Response related in any way to Borrower or any of its Subsidiaries or (x) any other environmental, health or safety condition in connection with the Loan Documents; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee. Furthermore, Borrower hereby assumes liability for, and hereby indemnifies each Indemnified Person for all Claims (as defined in the Mortgage Trust Agreement) in any way relating to or arising out of the construction, purchase, acceptance, non-acceptance, rejection, ownership, delivery, charter, possession, use, operation, insurance, condition, sale, return, or other disposition of any Mortgaged Vessel or any other Relevant Collateral (as defined in the Mortgage Trust Agreement), including latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement, or in any way relating to or arising out of the administration of the Trust Estate (as defined in the Mortgage Trust Agreement) or the action or inaction of the Mortgage Trustee or the Trust Company (as defined in the Mortgage Trust Agreement), in its individual capacity, thereunder, except for Claims arising from circumstances for which the Trust Company may be held answerable or accountable pursuant to Section 4.06 of the Mortgage Trust Agreement. For the avoidance of doubt, each Indemnitee shall be deemed a third party beneficiary of this Agreement. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or such Issuing Bank in its capacity as such or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Total Exposure and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (except as permitted by Section 6.05) without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 10.04 (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. Except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Arranger or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed). For any assignment for which Borrower’s consent is required, such consent shall be deemed to have been given if Borrower has not responded within five business days of a request for such consent.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this

Agreement with respect to the Loan or the Commitment assigned, except that this subclause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis.

(iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) (provided that such fee shall be payable only once in the event of simultaneous assignments to or by two or more Approved Funds that are administered or managed by the same entity or entities that are Affiliates of each other), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv) No Assignment to Certain Persons. No such assignment may be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B).

(v) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of a claim of any party hereunder arising form that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.04.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice. No transfer shall be recognized by Borrower or the Administrative Agent unless such transfer is recorded in the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent or the Issuing Bank sell participations to any person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.03(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in subclause (i), (ii), (iii), (vi) or (vii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to clause (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections, including the requirements under Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.16 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register

(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15, 10.01, 10.03 and 10.07 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default described in clause (g) or (h) of Section 8.01 shall have occurred and be continuing or, with the consent of the Administrative Agent or the Required Lenders, upon the occurrence and continuance of any other Event of Default, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender or Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than electronic communications or facsimile) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any Governmental Authority or regulatory authority purporting to have jurisdiction over such person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Each of the Agents, the Lenders and the Issuing Banks acknowledges that (a) the Information may include material non-public information concerning each Loan Party or a Subsidiary thereof or their respective securities, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Requirements of Law, including Federal and state securities laws.

SECTION 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 [Reserved].

SECTION 10.16 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 10.16 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.17 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.18 No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrower, its stockholders and/or its Affiliates. Borrower agrees that nothing in the Loan Documents will be deemed to create a fiduciary relationship or fiduciary or other implied duty between any Lender, on the one hand, and Borrower, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed a fiduciary or similar responsibility in favor of Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, creditors or any other person. Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HERCULES OFFSHORE, INC.

By:	/S/ STEPHEN M. BUTZ

Name:	Stephen M. Butz
Title:	Senior Vice President and Chief Financial Officer

CLIFFS DRILLING COMPANY
CLIFFS DRILLING TRINIDAD L.L.C.
FDT LLC
FDT HOLDINGS LLC
HERCULES DRILLING COMPANY, LLC
HERCULES OFFSHORE LIFTBOAT COMPANY LLC
HERO HOLDINGS, INC.
SD DRILLING LLC
THE OFFSHORE DRILLING COMPANY
THE ONSHORE DRILLING COMPANY
TODCO AMERICAS INC.
TODCO INTERNATIONAL INC.
TODCO MEXICO INC.
HERCULES LIFTBOAT COMPANY, LLC
HERCULES OFFSHORE SERVICES LLC

By:	/S/ STEPHEN M. BUTZ

Name:	Stephen M. Butz
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent, Collateral Agent and Issuing Bank

By:	/S/ MICHAEL GETZ

Name:	Michael Getz
Title:	Vice President

By:	/S/ MARCUS M. TARKINGTON

Name:	Marcus M. Tarkington
Title:	Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/S/ MICHAEL GETZ

Name:	Michael Getz
Title:	Vice President

By:	/S/ MARCUS M. TARKINGTON

Name:	Marcus M. Tarkington
Title:	Director

UBS SECURITIES LLC, as Syndication Agent

By:	/S/ MARY E. EVANS

Name:	Mary E. Evans
Title:	Attorney-in-Fact

By:	/S/ IRJA R. OTSA

Name:	Irja R. Otsa
Title:	Associate Director

UBS LOAN FINANCE LLC, as a Lender

By:	/S/ MARY E. EVANS

Name:	Mary E. Evans
Title:	Associate Director

By:	/S/ IRJA R. OTSA

Name:	Irja R. Otsa
Title:	Associate Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Co-Documentation Agent and a Lender

By:	/S/ CHRISTOPHER REO DAY

Name:	Christopher Reo Day
Title:	Vice President

By:	/S/ VIPUL DHADDA

Name:	Vipul Dhadda
Title:	Associate

GOLDMAN SACHS LENDING PARTNERS LLC,
as Co-Documentation Agent and a Lender

By:	/S/ MARK WALTON
Name: Mark Walton
Title: Authorized Signatory

AMEGY BANK NATIONAL ASSOCIATION
as a Lender

By:	/S/ BRAD ELLIS

Name:	Brad Ellis
Title:	Senior Vice President

CAPITAL ONE, N.A., as a Lender

By:	/S/ DON BACKER

Name:	Don Backer
Title:	Senior Vice President

COMERICA BANK, as a Lender

By:	/S/ GARY CULBERSON
Name: Gary Culberson
Title: Vice President

NATIXIS, as a Lender

By:	/S/ LOUIS P. LAVILLE, III
Name: Louis P. Laville, III
Title: Managing Director

By:	/S/ KENYATTA B. GIBBS
Name: Kenyatta B. Gibbs
Title: Director

SCHEDULE 1

COMMITMENT SCHEDULE

Lender	Commitment	Applicable Percentage*
Deutsche Bank Trust Company Americas	$15,250,000	20.33333333%
UBS Loan Finance LLC	$9,250,000	12.33333333%
Credit Suisse AG, Cayman Islands Branch	$9,250,000	12.33333333%
Goldman Sachs Lending Partners LLC	$9,250,000	12.33333333%
Amegy Bank National Association	$8,000,000	10.66666667%
Capital One, N.A.	$8,000,000	10.66666667%
Comerica Bank	$8,000,000	10.66666667%
Natixis	$8,000,000	10.66666667%
TOTAL	$75,000,000	100.00000000%

*	Rounded to eight decimal places

Schedule 1.01(c)

Mortgaged Vessels

(as of the Closing Date)

Name	Vessel Name	Registration Number	Vessel Flag
Cliffs Drilling Company	Hercules 153	8353	Liberia
Cliffs Drilling Company	Hercules 150	8909	Liberia
Cliffs Drilling Company	Hercules 185	12744	Liberia
Cliffs Drilling Company	Hercules 200	8539	Liberia
Cliffs Drilling Company	Hercules 208	12201	Liberia
Cliffs Drilling Company	Hercules 250	12202	Liberia
Cliffs Drilling Company	Hercules 251	12203	Liberia
Cliffs Drilling Company	Hercules 252	12204	Liberia
Hercules Drilling Company, LLC	Hercules 85	650830	U.S.
Hercules Drilling Company, LLC	Hercules 101	619440	U.S.
Hercules Drilling Company, LLC	Hercules 120	13580	Liberia
Hercules Drilling Company, LLC	Hercules 173	13585	Liberia
Hercules Drilling Company, LLC	Hercules 211	617208	U.S.
Hercules Drilling Company, LLC	Hercules 257	13584	Liberia
Hercules Liftboat Company, LLC	Man-o-War	1045921	U.S.
Hercules Liftboat Company, LLC	Stingray	603825	U.S.
Hercules Liftboat Company, LLC	Sandshark	645540	U.S.
Hercules Liftboat Company, LLC	Pompano	635861	U.S.
Hercules Liftboat Company, LLC	Rainbow Runner	635277	U.S.
Hercules Liftboat Company, LLC	Blue Runner	629347	U.S.
Hercules Liftboat Company, LLC	Seabass	659365	U.S.
Hercules Liftboat Company, LLC	Jackfish	600431	U.S.
Hercules Liftboat Company, LLC	Wahoo	973475	U.S.
Hercules Liftboat Company, LLC	Kingfish	1049274	U.S.
Hercules Liftboat Company, LLC	Albacore	693612	U.S.
Hercules Liftboat Company, LLC	Hammerhead	630120	U.S.
Hercules Liftboat Company, LLC	Bull Shark	1070562	U.S.
Hercules Liftboat Company, LLC	Palometa	543043	U.S.
Hercules Liftboat Company, LLC	Dolphin	623965	U.S.
Hercules Liftboat Company, LLC	Marlin	607271	U.S.
Hercules Liftboat Company, LLC	Corina	556463	U.S.
Hercules Liftboat Company, LLC	Pike	625879	U.S.
Hercules Liftboat Company, LLC	Remora	573973	U.S.
Hercules Liftboat Company, LLC	Swordfish	1091526	U.S.
Hercules Liftboat Company, LLC	Wolffish	587423	U.S.
Hercules Liftboat Company, LLC	Moray	626741	U.S.
Hercules Liftboat Company, LLC	Cobia	596380	U.S.
Hercules Liftboat Company, LLC	Seabream	629195	U.S.
Hercules Liftboat Company, LLC	Sea Trout	600343	U.S.
Hercules Liftboat Company, LLC	Tarpon	614603	U.S.
Hercules Liftboat Company, LLC	Herring	614063	U.S.

Hercules Liftboat Company, LLC	Manta Ray	639744	U.S.
Hercules Liftboat Company, LLC	Carp	593137	U.S.
Hercules Liftboat Company, LLC	Barracuda	603826	U.S.
Hercules Liftboat Company, LLC	Tilapia	576299	U.S.
Hercules Liftboat Company, LLC	Sea Robin	678621	U.S.
Hercules Liftboat Company, LLC	Grouper	609642	U.S.
Hercules Liftboat Company, LLC	Gar	596733	U.S.
Hercules Liftboat Company, LLC	Rockfish	638403	U.S.
Hercules Liftboat Company, LLC	Triggerfish	902606	U.S.
Hercules Liftboat Company, LLC	Mahi Mahi	623835	U.S.
Hercules Liftboat Company, LLC	Sailfish	650777	U.S.
Hercules Liftboat Company, LLC	Skipfish	681064	U.S.
Hercules Liftboat Company, LLC	Leatherjack	1062140	U.S.
Hercules Offshore Services LLC	Hercules 350	14035	Liberia
SD Drilling LLC	Hercules 214	8750962	Liberia
SD Drilling LLC	Hercules 300	8756215	Liberia
SD Drilling LLC	Hercules 264	8755651	Liberia
SD Drilling LLC	Hercules 263	8750778	Liberia
SD Drilling LLC	Hercules 259	8756227	Liberia
SD Drilling LLC	Hercules 2003	641802	U.S.
SD Drilling LLC	Hercules 209	8752893	Liberia
SD Drilling LLC	Hercules 213	8751071	Liberia
SD Drilling LLC	Hercules 2002	8754334	Liberia
SD Drilling LLC	Hercules 212	8751198	Liberia
SD Drilling LLC	Hercules 265	652045	U.S.
SD Drilling LLC	Hercules 2500	638626	U.S.
SD Drilling LLC	Hercules 2501	8755649	Liberia
THE Offshore Drilling Company	Hercules 46	1169818	U.S.
THE Offshore Drilling Company	Hercules 11	14424	Liberia
THE Offshore Drilling Company	Hercules 64	606150	U.S.
THE Offshore Drilling Company	Hercules 57	1169820	U.S.
THE Offshore Drilling Company	Hercules 55	643723	U.S.
THE Offshore Drilling Company	Hercules 52	1169819	U.S.
THE Offshore Drilling Company	Hercules 49	624100	U.S.
THE Offshore Drilling Company	Hercules 48	648616	U.S.
THE Offshore Drilling Company	Hercules 41	1169816	U.S.
THE Offshore Drilling Company	Hercules 28	626695	U.S.
THE Offshore Drilling Company	Hercules 27	616066	U.S.
THE Offshore Drilling Company	Hercules 19	560963	U.S.
THE Offshore Drilling Company	Hercules 29	635947	U.S.
THE Offshore Drilling Company	Hercules 15	640351	U.S.
THE Offshore Drilling Company	Hercules 201	641320	U.S.
THE Offshore Drilling Company	Hercules 09	638812	U.S.
THE Offshore Drilling Company	Hercules 01	627807	U.S.
THE Offshore Drilling Company	Hercules 75	12197	Liberia
THE Offshore Drilling Company	Hercules 206	13633	Liberia

THE Offshore Drilling Company	Hercules 205	13632	Liberia
THE Offshore Drilling Company	Hercules 253	12205	Liberia
THE Offshore Drilling Company	Hercules 207	12200	Liberia
THE Offshore Drilling Company	Hercules 204	634728	U.S.
THE Offshore Drilling Company	Hercules 203	644283	U.S.
THE Offshore Drilling Company	Hercules 202	643906	U.S.
THE Offshore Drilling Company	Hercules 17	642659	U.S.
THE Offshore Drilling Company	Hercules 77	13527	Liberia
TODCO Americas Inc.	Hercules 156	12199	Liberia

Schedule 1.01(e)

Subsidiary Guarantors

(as of the Closing Date)

Name	Jurisdiction of Organization
Cliffs Drilling Company	DE
Cliffs Drilling Trinidad L.L.C.	DE
FDT Holdings LLC (fka Delta Towing Holdings LLC)	DE
FDT LLC (fka Delta Towing, LLC)	DE
Hercules Drilling Company, LLC	DE
Hercules Liftboat Company, LLC	DE
Hercules Offshore Liftboat Company LLC	DE
Hercules Offshore Services LLC	DE
HERO Holdings, Inc.	DE
SD Drilling LLC	DE
THE Offshore Drilling Company	DE
THE Onshore Drilling Company	DE
TODCO Americas Inc.	DE
TODCO International Inc.	DE
TODCO Mexico, Inc.	DE

Schedule 3.03

Conflicts

None.

Schedule 3.05(b)

Real Property

(as of the Closing Date)

Lease of office space at 9 Greenway Plaza, Suite 2200, Houston Texas 77046, with respect to which annual lease payments will exceed $1,000,000 beginning in fiscal year 2012.

Schedule 3.05(c)

Vessels

(as of the Closing Date)

1. The Mortgaged Vessels listed in Schedule 1.01(c) are incorporated herein by reference.

2. The following Vessels (excludes the Mortgaged Vessels referenced above):

Name	Vessel Name	Registration Number	Vessel Flag
Hercules International Drilling Ltd.	Hercules 260	8573	Liberia
Hercules Liftboat Company, LLC	Oilfish	34760-09	Panama
Hercules Liftboat Company, LLC	Whale Shark	37147-HT	Panama
Hercules Liftboat Company, LLC	Creole Fish	1111018	U.S.
Hercules Liftboat Company, LLC	Cutlass Fish	1184666	U.S.
Hercules Liftboat Company, LLC	Tigershark	1116895	U.S.
Hercules Liftboat Company, LLC	Scamp	35416-HT	Panama
Hercules Liftboat Company, LLC	Rudderfish	34758-09	Panama
Hercules Liftboat Company, LLC	Pilot Fish	34759-09	Panama
Hercules Liftboat Company, LLC	Amberjack	37607-HT	Panama
Hercules Marketing International, Ltd.	Hercules 258	13583	Liberia
Hercules Offshore Middle East Ltd.	Hercules 261	14033	Liberia
Hercules Offshore Middle East Ltd.	Hercules 262	14034	Liberia
Hercules Oilfield Services Ltd.	Blue Shark	12671-82-F	Panama
Hercules Oilfield Services Ltd.	Black Marlin	20987-93-D	Panama
Hercules Oilfield Services Ltd.	Solefish	11773-82-G	Panama
Hercules Oilfield Services Ltd.	Tigerfish	11690-82-G	Panama
Hercules Oilfield Services Ltd.	Bonefish	22607-PEXT-2	Panama
Hercules Oilfield Services Ltd.	Croaker	20986-93-D	Panama
Hercules Oilfield Services Ltd.	Gemfish	11506-81-F	Panama
Hercules Oilfield Services Ltd.	Tapertail	20988-93-D	Panama
Hercules Oilfield Services Ltd.	Black Jack	35882-PEXT-2	Panama
HQ Ltd.	Hercules 170	13582	Liberia
TODCO Mexico, Inc.	Platform 3	N/A	U.S.

Schedule 3.05(d)

Casualty

(as of the Closing Date)

None.

Schedule 3.18

Environmental Matters

None.

Schedule 5.04

Additional Insurance Provisions with respect to Vessels

(a) Types and Coverage. The Loan Parties that are owners of Mortgaged Vessels will, at such Loan Parties’ sole cost and expense, insure each Mortgaged Vessel as required under Section 5.04 and keep each such Mortgaged Vessel insured for hull and machinery coverage, in the aggregate, in lawful money of the United States, for not less than the higher of (i) the amount of coverage that would be obtained by companies in the same or similar businesses operating in the same or similar locations and possessing financial and operating characteristics similar to such Loan Parties (“Similar Companies”) on such Mortgaged Vessel, or (ii) an amount with respect to such Mortgaged Vessel that, when aggregated with the coverage on all other Mortgaged Vessels equals, on any date of determination, at least 125% of the sum of the principal outstanding amount of all Loans, the LC Exposure and the unused Revolving Commitments on such date of determination. Each Mortgaged Vessel shall in no event be insured for an amount less than the agreed valuations as set forth in the applicable marine and war risk policies. Such insurance shall be on the basis of “new for old” with no deduction for depreciation and shall cover marine and war risk perils, on hull and machinery (including excess value), and shall be maintained in the broadest forms available in the American, British or equivalent insurance markets for vessels of the same type as such Mortgaged Vessel, provided that war risk insurance shall only be required if such Mortgaged Vessel operates outside of the United States territorial waters in the Gulf of Mexico. The Loan Parties that are owners of Vessels shall also obtain such workmen’s compensation or longshoremen’s and harbor worker’s insurance in accordance with all applicable Requirements of Law, including endorsements for Outer Continental Shelf operations, borrowed servant, voluntary compensation, and in rem claims. In addition, the Loan Parties that are owners of Vessels shall maintain or cause to be maintained protection and indemnity insurance, including coverage for war risk, contractual liability (unless contractual liability is covered under the general liability policy), contractual and legal wreck removal, crew coverage, excess collision, salvage, general average, care, pollution, custody and control coverage through financially sound and reputable underwriters or associations in an amount equal to the amount of coverage that would be obtained by Similar Companies on such Vessels. The Loan Parties that are owners of Vessels shall at all times during which any Vessel is operating within the jurisdiction of the United States of America, maintain or cause to be maintained insurance or post bond or maintain or cause to be maintained approved evidence of financial responsibility with respect to such Vessel to cover the actual cost of removal of discharged oil for which the Loan Party that is the owner of such Vessel or such Vessel may be held strictly liable (or held liable due to the negligence of the Loan Party that is the owner of such Vessel, any charterer or any other person) under the Clean Water Act of 1977, OPA or the Outer Continental Shelf Lands Act, or under any other Requirements of Law which, in the future, may apply to such Vessel or to the Loan Parties that are owners of such Vessels; and the Loan Parties that are owners of such Vessels shall maintain insurance covering similar pollution risks or liabilities incident thereto under any Requirements of Law applicable to the Loan Parties that are owners of such Vessels, such Vessels themselves, or their operations. All such insurance policies shall provide that (A) there shall be no recourse against the Collateral Agent (or its assignee) for the payment of premiums or commissions and (B) if such policies provide for the payment of club calls, assessments or advances, there shall be no recourse against the Collateral Agent (or its assignee) for the payment thereof.

(b) Compliance. The Loan Parties that own Vessels shall not do any act, nor voluntarily suffer nor permit any act to be done, that is reasonably likely to result in any insurance required under Section 5.04 (including this Schedule 5.04) being suspended, impaired or defeated, or suffer or permit any Vessel to undertake any drilling operations, carry any cargoes or proceed into an area then excluded by trading warranties under its marine and war risk policies (including protection and indemnity) without obtaining all necessary additional coverage that is customarily obtained by Similar Companies, provided that each such Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirement by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under Section 5.04 (including this Schedule 5.04) or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

(c) Obligation to Collect. The Loan Parties that own Mortgaged Vessels shall, at no cost or expense to the Collateral Agent, have the duty and responsibility to make all proofs of loss and take any and all other steps necessary to effect collections from underwriters for any loss under any insurance on or in respect of any Mortgaged Vessel or the operation thereof.

(d) Fleet Cover. If any of the insurance referred to in Section 5.04 (including this Schedule 5.04) form part of a fleet cover, the Loan Parties that own Vessels shall cause the brokers to confirm to the Collateral Agent that such brokers shall neither set off against any claims in respect of other Vessels under such fleet cover or any premiums due for other insurance, nor cancel the insurance on a Vessel for reason of non-payment of premiums for other Vessels under such fleet cover.

(e) Cut Through Clause. All insurance policies covering Vessels shall provide a “cut through” clause in the following form (or a form otherwise reasonably satisfactory to the Collateral Agent):

“It is hereby declared and agreed that if [            ] a [            ] corporation (“            ”), as Insurer (or any successor to [            ] as insurer) under the insurance policy (the “Policy”) between [            ], as Insurer, and [            ], as Assureds, fails for any reason to pay in full all or any portion of any losses payable in respect of the insured vessels (the “Vessels”) under the Policy, then all such losses (or such portion thereof) shall be paid directly by the reinsurers identified from time to time under any and all reinsurance agreements (the “Reinsurance Agreements”) providing for reinsurance under the Policy with respect to the Vessels (collectively, the “Reinsurers”) to such Assureds, as the respective interests of the Assureds may appear under the Policy, but only for the proportions subscribed by the Reinsurers and provided that the Reinsurers have not already made payment in full for their proportion in accordance with the terms of the Reinsurance Agreements and the Policy.”